UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Soliciting Material Pursuant to §240.14a-12

REGIS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held

TO THE SHAREHOLDERS OF REGIS CORPORATION:

The Annual Meeting of the Shareholders of Regis Corporation (referred to as “we,” “us,” “our,” “Regis” and the “Company”) will be held at                             , on                             , commencing at                             , for the following purposes:

1.                                      To elect seven directors to serve for a one-year term and until their successors are elected and qualified;

2.                                      To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm;

3.                                      To approve, on an advisory basis, the compensation of our named executive officers (referred to as the “Say-on-Pay” proposal);

4.                                      To select, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers (referred to as the “Say-on-Pay Frequency” proposal); and

5.                                      To transact such other business, if any, as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only holders of record of our Common Stock at the close of business on                              are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Whether or not you plan to attend the Annual Meeting in person, please submit your proxy:

•                  By telephone or through the Internet in accordance with the instructions on the enclosed GOLD proxy card, or

•                  By signing, dating and returning the enclosed GOLD proxy card in the postage-paid envelope.

Should you nevertheless attend the Annual Meeting, you may revoke your proxy and vote in person.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the record holder that you must follow in order for your shares to be voted.  If you plan to attend the Annual Meeting and hold shares in your name, please be prepared to provide proper identification, such as a driver’s license.  If you hold your shares through a bank or broker, you will need proof of ownership, such as a recent account statement or letter from your bank or broker, along with proper identification in order to attend the Annual Meeting.  If you hold your shares through a bank or broker and intend to vote your shares at the Annual Meeting, you will need to provide a legal proxy from your broker.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on                             :  The Notice and Proxy Statement and Annual Report on Form 10-K are available online at www.                  .com.

Your vote is extremely important.  If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

Shareholders May Call Toll-Free: (877) 750-5837

Banks and Brokers May Call Collect: (212) 750-5833

By Order of the Board of Directors

Eric A. Bakken Secretary

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS,

This Proxy Statement and enclosed GOLD proxy card are furnished to shareholders of REGIS CORPORATION, a Minnesota corporation (the “Company”), in connection with the solicitation on behalf of our Board of Directors (the “Board”) of proxies for use at the annual meeting of shareholders to be held on                             , and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.  We will begin mailing this Proxy Statement and GOLD proxy card to shareholders on or about                                   .

The address of our principal executive office is 7201 Metro Boulevard, Edina, Minnesota 55439.

Solicitation of Proxies

In addition to the use of the mails, proxies may be solicited personally or by mail, telephone, fax, email or other electronic means by our directors, officers and regular employees named in Appendix A who will not be additionally compensated for any such services.  Additional information about persons who are participants in this proxy solicitation is set forth in Appendix A.  Proxies may also be solicited by means of press releases and other public statements.

The Company will pay all solicitation expenses in connection with this Proxy Statement and related proxy soliciting material of the Board, including the expense of preparing, printing, assembling and mailing this Proxy Statement and any other material used in the Board’s solicitation of proxies. In addition, the Company has retained Innisfree M&A Incorporated (“Innisfree”) to assist with the solicitation of proxies for a fee not to exceed $                    , plus reimbursement for out-of-pocket expenses. The Company has agreed to indemnify Innisfree against certain liabilities relating to or arising out of its engagement. Innisfree estimates that approximately 60 of its employees will assist in this proxy solicitation, which they may conduct personally, by mail, telephone, fax, email or other electronic means.

The Company or Innisfree will request banks, brokers and other holders of record to forward proxy soliciting material to the beneficial owners of shares held of record by such persons and obtain their voting instructions. The Company will reimburse such persons for their expenses in connection with the foregoing activities.

Our total expenses, including those of Innisfree, related to the solicitation in excess of those normally spent for an annual meeting as a result of the potential proxy contest and excluding salaries and wages of our officers and regular employees, are expected to be approximately $                , of which approximately $           has been spent to date.

If You Hold Your Shares in “Street Name”

If you hold your shares in “street name”, i.e., through a bank, broker or other holder of record (a “custodian”), your custodian is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian will not be permitted to vote your shares with respect to “non-discretionary” items, such as the election of directors, the Say-on-Pay proposal and the Say-on-Pay Frequency proposal. Accordingly, we urge you to promptly give instructions to your custodian to vote on these matters, including an instruction to vote “For” the Board’s director nominees, by using the GOLD voting instruction card provided to you by your custodian. Please note that if you intend to vote your street name shares in person at the Annual Meeting, you must provide a “legal proxy” from your custodian at the Annual Meeting.

If You Receive a Proxy From Starboard

Starboard Value and Opportunity Master Fund Ltd, an investment firm (“Starboard”), has stated that it intends to nominate three of its own candidates for election as directors at the Annual Meeting. We do not know whether Starboard will in fact solicit proxies for the election of its candidates at the Annual Meeting. Any candidates nominated by Starboard have NOT been endorsed by the Board. We are not responsible for the accuracy of any information contained in any proxy solicitation materials used by Starboard or any other statements that it may otherwise make.

The Board recommends that you vote “For” each of the Board’s seven nominees for director on the enclosed GOLD proxy card and DO NOT sign or return any WHITE proxy card that may be sent to you by Starboard. Voting against, or withholding authority from, Starboard’s nominees on a WHITE proxy card that Starboard sends you is not the same as voting for the Board’s nominees, because even a vote against, or to withhold authority from, Starboard’s nominees on its WHITE proxy card will revoke any previous proxy submitted by you. If you have previously submitted a WHITE proxy card, we urge you to revoke that proxy by voting in favor of the Board’s seven nominees by using the enclosed GOLD proxy card. Only the latest validly executed proxy that you submit will be counted.

Background of the Solicitation

On July 29, 2011, we received notice from Starboard of Starboard’s intention to nominate three directors, identifying and describing the individual proposed nominees listed in the notice. We had not had any communication with Starboard relating to proposed nominees prior to receiving the notice. According to the notice, Starboard, together with certain of its affiliates, beneficially owned 1,162,920 shares of our Common Stock as of July 28, 2011. In addition, Starboard stated in the notice that it, together with certain affiliates, beneficially owned $5,000,000 principal amount of our convertible senior notes due 2014, which were convertible into 323,363 shares of our Common Stock based on a conversion rate of 64.6726 shares of Common Stock per $1,000 principal amount of notes. The notice indicated that the first purchases of our securities by Starboard had been made on June 8, 2011 and stated that the total beneficial ownership by it and certain of its affiliates of our common stock, including the stock underlying the convertible notes, was approximately 2.6% of our outstanding shares.

On July 29, 2011, after receiving the notice, Randy Pearce, our President, had a telephone conversation with Jeffrey C. Smith, the Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard Value LP.  Mr. Smith indicated that Starboard had not yet decided whether to nominate any directors, but wanted to preserve its right to do so in light of the deadline of July 31, 2011 for shareholder nominations under our bylaws.

On August 2, 2011, Mr. Pearce called Mr. Smith and suggested that Paul Finkelstein, our Chief Executive Officer, and Mr. Pearce meet with Mr. Smith. They scheduled a meeting in New York on August 8. At that meeting, Mr. Smith asserted that we were undervalued, that our expenses could be significantly reduced and that a disposition of certain non-core assets should be considered, together with a stock repurchase by us. Mr. Finkelstein and Mr. Pearce discussed the reduction of costs that had already occurred, publicly available information regarding further cost initiatives and their views regarding assets of the Company.

Mr. Pearce relayed Mr. Smith’s comments to the Board on August 9, 2011 and received advice from the Board regarding a process for considering nominees proposed by Starboard.

On August 11, 2011, Mr. Pearce called Mr. Smith to inform him that the Nominating and Corporate Governance Committee of the Board would interview two of Starboard’s director nominees and would likely nominate one of them if the Committee was satisfied with the qualifications of the nominee.  Mr. Pearce also explained that the Board would consider Starboard’s operational recommendations.  Mr. Smith indicated that our proposal was not acceptable, and that Starboard wanted at least two of its nominees on the Board, as well as a public commitment by the Board to undertake the operational changes recommended by Starboard.

On August 16, 2011, Starboard issued a press release disclosing that it, together with certain of its affiliates, then owned 2,035,000 shares of our common stock and an additional 542,538 shares of common stock underlying our 5% convertible notes due 2014, constituting a total beneficial ownership of 4.4% of our outstanding common stock. It asserted in the press release that our company is significantly undervalued and that our costs could be significantly reduced and suggested that the sale of certain non-core assets be considered. It also noted that Starboard had nominated three director candidates. On August 16, we issued a release noting that we are open to ideas that can create shareholder value, had been in private discussions with Starboard, would continue to engage constructively with Starboard and all our shareholders, and are firmly committed to creating value for all shareholders through the successful execution of our strategy.

The Board met on August 25, 2011. During that meeting, the Board discussed Starboard’s assertions and requests.

On September 1, 2011, Mr. Pearce and Mr. Smith again spoke by telephone. Mr. Pearce told Mr. Smith that Starboard’s requests were receiving Board attention. He again told Mr. Smith that the Nominating and Corporate Governance Committee, in considering the Starboard nominees, wanted to interview two of them. Mr. Smith expressed reluctance to proceed with those interviews prior to reaching an understanding concerning the composition of the Board.

Mr. Pearce conveyed Mr. Smith’s comments to the Board at a meeting on September 2, 2011. At that meeting, the Board continued its August 25 discussion of Starboard’s requests and processes for analyzing and responding to those requests.

On September 8, 2011, members of the Nominating and Corporate Governance Committee met with Michael Merriman and, at a meeting of the Board on September 8, they recommended that the Board consider Mr. Merriman as a nominee to the Board for election by the shareholders at the Annual Meeting.  The Board discussed Mr. Merriman as a possible nominee and also discussed possible further communications with Starboard.  On September 12 and 13, our representatives had further discussions with Starboard and again requested the opportunity to interview two of Starboard's nominees.  On September 13, the Nominating and Corporate Governance Committee recommended Mr. Merriman and the other nominees listed in this proxy statement as Board nominees for election by the shareholders at the Annual Meeting and the Board nominated each of those nominees.

Revocation of a Proxy

Any shareholder giving a proxy may revoke it at any time before it is exercised by submitting another proxy bearing a later date, attending the Annual Meeting and revoking it, after which the shareholder may vote by ballot, or providing written notice of revocation to one of our officers at the address set forth above. Proxies, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the specification indicated thereon.

Questions on How to Vote

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

Shareholders May Call Toll-Free: (877) 750-5837

Banks and Brokers May Call Collect: (212) 750-5833

VOTING RIGHTS AND REQUIREMENTS

Only shareholders of record as of the close of business on                               , will be entitled to sign proxies or to vote. On that date, there were                                shares issued, outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares present in person or by proxy at the meeting is required to transact business, and constitutes a quorum for voting on items at the meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted as being present at the meeting in determining the quorum, but neither will be counted as a vote in favor of a matter. A “broker non-vote” is a proxy submitted by a bank, broker or other custodian that does not indicate a vote for some of the proposals because the broker does not have or does not exercise discretionary voting authority on certain types of proposals and has not received instructions from its client as to how to vote on those proposals.

Vote Required

Election of Directors - The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote at this annual meeting is required for the election to the Board of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors. “Plurality” means that the individuals who receive the greatest number of votes cast “For” are elected as directors.  Accordingly, the seven nominees for director receiving the highest vote totals will be elected as directors of the Company.   If Starboard does not nominate the directors it stated that it intends to nominate, withheld votes and broker non-votes will have no effect on the outcome of the election of directors.  If Starboard does in fact nominate its own director candidates, withheld votes and any broker non-votes will have the effect of reducing the likelihood that the applicable Board nominee would be elected.

Ratification of Auditors - The affirmative vote of the holders of the greater of (1) a majority of the shares of our Common Stock present in person or by proxy and entitled to vote on the proposal or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of Item 2, ratification of the appointment of our independent registered public accounting firm.  A shareholder who abstains with respect to this proposal will have the effect of casting a negative vote on this proposal.

Say-on-Pay and Say-on-Pay Frequency Proposals - The advisory votes on executive compensation in Item 3 and the frequency of future votes on executive compensation in Item 4 are not binding on us; however, we will consider the shareholders to have approved our executive compensation if the number of shares voted “For” the proposal exceed the number of shares voted “Against” the proposal, and we will consider the shareholders to have selected the frequency for future votes on executive compensation that receives the highest number of votes of the frequency alternatives presented (every 1 year, every 2 years or every 3 years).  A shareholder who abstains with respect to either of these proposals will have no effect on the outcome of that proposal.

Routine Versus Non-Routine Matters.  Brokers cannot vote on their customers’ behalf on “non-routine” proposals such as Item 1, the election of directors, Item 3, the advisory vote on executive compensation and Item 4, the advisory vote on the frequency of future votes on executive compensation.  Because brokers require their customers’ direction to vote on such non-routine matters, it is critical that shareholders provide their brokers with voting instructions. On the other hand, in the absence of Starboard providing proxy materials in opposition to the Board to your broker to forward to you on its behalf, Item 2, ratification of the appointment of our independent registered public accounting firm, is a “routine” matter for which your broker does not need your voting instruction in order to vote your shares.

Effect of Broker Non-Votes.  If you hold your shares in street name and do not provide voting instructions to your bank, broker, or other custodian, your shares will not be voted on any proposal on which your broker does not have or does not exercise discretionary authority to vote (a “broker non-vote”), such as may be the case with a non-routine matter for which you do not provide voting instructions. The impact of a broker non-vote on the election of directors is described above.  A broker non-vote on any of the other proposals presented at the annual meeting will have no effect on the outcome of the proposal.

ITEM 1

ELECTION OF DIRECTORS

Seven directors are to be elected at this annual meeting, each to hold office for one year until the 2012 annual meeting of shareholders. Based upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the seven persons named below for election as directors. All of the Board’s nominees, other than Michael J. Merriman, are currently directors of Regis and each nominee has consented to serve if elected.

Proxies submitted on the enclosed GOLD proxy card, unless authority to vote is withheld, will be voted for the election of the Board’s nominees named herein as directors of Regis. If for any reason a nominee becomes unable to serve or for good cause will not serve if elected, the Nominating and Corporate Governance Committee may designate substitute nominees, in which event the shares represented by proxies returned to us will be voted for such substitute nominees.  If the Nominating and Corporate Governance Committee designates any substitute nominees, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by SEC rules.

The following table contains certain information with respect to the Board’s nominees:

Name and Age	Position
Rolf F. Bjelland (73)	Director
Joseph L. (“Joel”) Conner (60)	Director
Paul D. Finkelstein (69)	Chief Executive Officer and Chairman of the Board
Van Zandt Hawn (66)	Director
Susan S. Hoyt (67)	Director
Michael J. Merriman (55)	Director Nominee
Stephen E. Watson (66)	Director

Mr. Rolf Bjelland, age 73, Director Since 1983

Mr. Bjelland was elected a director of Regis in 1983. Since 1983, Mr. Bjelland has held various executive positions with Lutheran Brotherhood (now Thrivent Financial for Lutherans), a fraternal insurance society, and was President, Chairman and Chief Investment Officer of Lutheran Brotherhood Mutual Funds from 1983 until his retirement in 2002. In addition to his current service as a director of Regis, Mr. Bjelland has previously served as Chairman of LB Community Bank & Trust Board of Thrivent Financial for Lutherans, as Chairman of the Board of Ultra Series Fund (with 18 portfolios), and as Chairman of the fund complex of Members Mutual Funds (with 12 portfolios).

Mr. Bjelland’s nearly forty years of executive experience and financial expertise derived in the financial service industry with a Fortune 500 organization, as well as his depth and breadth of direct knowledge and understanding of our business gained during his 28 years as a director of Regis Corporation, provide him a solid foundation from which to make valuable contributions to our Board. In particular, his experience assessing and overseeing risk in his roles at Thrivent are valuable to the Board and the Audit Committee.

Mr. Joel Conner, age 60, Director Since 2010

Mr. Conner was elected a director of Regis in August, 2010. Mr. Conner currently serves as the Chairman and Chief Executive Officer of Bellisio Foods, a privately-held frozen entree company with exports to 12 countries worldwide. Mr. Conner has been with Bellisio Foods since it was founded in 1990, and prior to becoming CEO was instrumental in leading the company’s international development and many of its strategic partnerships. Prior to joining Bellisio Foods, Mr. Conner was the co-founder and director of Cornell Associates, which provided financial management and consulting services to the hotel and restaurant industry worldwide. Prior to Cornell, Mr. Conner served as the Chief Marketing Officer for ServiceMaster Industries.

Mr. Conner is a former director of Republic Banks and has been involved in dozens of successful start-up and turnaround companies, both public and private. He has served on the board of directors or advisory board of numerous organizations in real estate, restaurant management, professional sports, and manufacturing. Mr. Conner currently serves as the Chairman of the Board of Directors of Students in Free Enterprise (SIFE), where he has served as a board member for 16 years, and as a director of the Page Foundation.  Mr. Conner’s term as Chairman of SIFE ends on October 5, 2011, after which he will continue to serve on the Executive Committee of the Board. Mr. Conner is also a past chairman of Children’s

HeartLink.  Mr. Conner’s various business leadership experiences allow him to make meaningful contributions to the many strategic and operational issues considered by our Board.

Mr. Paul Finkelstein, age 69, Director Since 1987

Mr. Finkelstein has served as Chief Executive Officer of Regis since July 1, 1996, Chairman of the Board since May 4, 2004, and was President from July 1, 1996 to February 2, 2011 and Chief Operating Officer of Regis from December 1987 until June 30, 1996. He has been a director of Regis since 1987. Mr. Finkelstein has announced his plans to retire as the Company’s Chief Executive Officer effective February 8, 2012, at which time he will continue to serve as the Company’s Executive Chairman of the Board.  Mr. Finkelstein has over 45 years of leadership experience in the hair care industry, 24 of these years with Regis. Prior to joining Regis, Mr. Finkelstein was a Senior Vice President at Revlon, Inc., a beauty care products company, following Revlon’s 1986 acquisition of Turner Hall Corporation where he was the Chief Executive Officer from 1984 to 1986. From 1966 to 1981, Mr. Finkelstein began his career serving in various executive roles with Glemby International, an operator of department store-based salons where he served as Executive Vice President and then President for the Sophia Beauty Salons Division. Following his experience with Glemby, Mr. Finkelstein joined the Seligman & Latz salon chain as chairman of its beauty division. In 1984 he was named CEO of Turner Hall Corporation, a Bass family investment firm, which was sold to Revlon two years later. Mr. Finkelstein previously served as a director of CPI Corp. from July 2009 through January 2010.

During Mr. Finkelstein’s nearly 25 years with the Company, Regis has solidified its status as the hair care industry’s global leader. Mr. Finkelstein’s long record of service with Regis, as well as his over four decades of experience and leadership in the salon industry, qualify him to serve as the Chairman of our Board of Directors.

Mr. Van Zandt Hawn, age 66, Director since 1991

Mr. Hawn was elected a director of Regis in 1991. Mr. Hawn founded Goldner Hawn Johnson & Morrison Incorporated (“GHJ&M”), a private investment firm, where he has served as a Managing Director since its inception in 1989. Prior to co-founding GHJ&M, Mr. Hawn spent ten years at Piper Jaffray, an investment banking firm, as a Managing Director in corporate finance, where he focused on public underwritings and mergers and acquisitions. Prior to joining Piper Jaffray, Mr. Hawn was a corporate lawyer at Davis Polk & Wardwell. Mr. Hawn is currently a director of Transport Corporation of America, Inc., a GHJ&M portfolio company, and of its holding company, Patriot Holdings L.L.C. He has previously served as a director of several GHJ&M portfolio companies, as well as for several not-for-profit entities, including the Minnesota Children’s Museum, The Blake School and the Minnesota Orchestral Association.

Mr. Hawn’s extensive experience in the investment industry, including his experience advising companies on acquisition and financing activities, has been important to our growth through acquisition and our completion of financing transactions to fund our growth. His 20 years of service on our Board give him a deep understanding of our business and the evolution of our strategy over that time and make him a valuable member of our Board.

Ms. Susan Hoyt, age 67, Director since 1995

Ms. Hoyt was elected a director of Regis in 1995. Ms. Hoyt has over 40 years in the specialty retail industry with 26 of those years in the fashion sector. Most recently, Ms. Hoyt was Executive Vice President of Human Resources of Staples, Inc. (the world’s largest office products company), a position she held from 1996 until her retirement in September 2009. From 1991 to 1996, she was Executive Vice President of Store Operations for the Dayton Hudson Department Stores Division of Dayton Hudson Corporation. Before joining Dayton Hudson, Ms. Hoyt held various positions with Emporium and Famous-Barr, a May Department Stores company.

Ms. Hoyt’s extensive executive experience in the retail industry qualifies her to serve as a director. In particular, her leadership experience in human resources and compensation allow her to make valuable contributions on personnel and compensation matters. During Ms. Hoyt’s tenure at Staples, Staples experienced significant international growth, both organically and through acquisition. This experience has served Regis well during our international expansion. Ms. Hoyt also brings an important female perspective to our Board since the majority of our customers are women.

Mr. Michael Merriman, age 55, Director Nominee

Michael J. Merriman has been an operating advisor with Resilience Capital Partners, LLC, a private equity firm, since July 1, 2008. From November 2006 until its sale in November 2007, Mr. Merriman served as Chief Executive Officer of The Lamson & Sessions Co., a publicly held manufacturer of thermoplastic conduit, fittings and electrical switch and outlet boxes. Prior to joining Lamson & Sessions, Mr. Merriman served as the Senior Vice President and Chief Financial Officer of American Greetings Corporation, a publicly held creator and manufacturer of innovative social expression products, from September 2005 until November 2006. He served as the President and Chief Executive Officer of Royal Appliance Mfg. Co., a publicly held manufacturer and marketer of Dirt Devil vacuum cleaners, from 1995 until April 2004, was its Chief Financial Officer from 1992 to 1995, and served on the board of directors from 1993 to 2004. Mr. Merriman has served as a director of American Greetings Corporation since 2006, Nordson Corporation, a publicly held manufacturer of equipment used for precision dispensing, testing and inspection, surface preparation and curing, since 2008, and OMNOVA Solutions Inc., a publicly held innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces, since 2008.  Mr. Merriman also served as a director of RC2 Corporation, a publicly held manufacturer of pre-school toys and infant products, from 2004 until its sale in April 2011. Mr. Merriman is also a director of Boys Hope Girls Hope of Northeast Ohio, a non-profit organization, True Hero, Inc., a non-profit organization, and John Carroll University.

The Board chose to nominate Mr. Merriman as a director because of his financial acumen, his significant public accounting experience, his experience as a chief executive officer of other publicly traded companies, his service on boards of directors of other publicly traded companies and his retail experience. Mr. Merriman has significant finance, financial reporting and accounting expertise and was formerly a certified public accountant with Arthur Andersen & Co., which will provide the Board with valuable expertise and qualifies him as an audit committee financial expert.  The Board expects to appoint Mr. Merriman to the Audit Committee upon his election to the Board. In addition, the Board believes that his wide range of management experience at various public companies will allow him to provide valuable insight into the Company’s operations as well as its interactions with investors and financial analysts.

Mr. Stephen Watson, age 66, Director since 2008

Mr. Watson was elected a director of Regis in 2008. Mr. Watson brings to the Board nearly 40 years of executive and director experience in the retail industry. From 1973 through 1996, Mr. Watson held various executive officer positions with Dayton Hudson Corporation, including Chairman and Chief Executive Officer of Dayton Hudson Department Stores Co. and President of Dayton Hudson Corporation. From 1972 to 1996, Mr. Watson held various executive officer positions, including President and Chief Executive Officer of the Department Store Division. From 1997 until his retirement in 2002, Mr. Watson was President and Chief Executive Officer of Gander Mountain Company, a privately held retailer for outdoor sports and recreation activities. In addition to serving as a director of Regis, Mr. Watson is currently also a director of Kohl’s Corporation, a specialty, family-focused, value-oriented department store, where he serves as Chairman of each of the Audit and the Nominating & Governance committees, and of Chico’s FAS, Inc., a women’s specialty retailer of private branded, sophisticated clothing and accessories where he serves on the Audit and the Compensation and Benefits Committees. From 1997 through December 2005, Mr. Watson was a director of ShopKo Stores, Inc., an operator of general merchandise stores. From 2004 through May 2007, Mr. Watson was a director of Smart & Final, Inc., an operator of grocery stores. He also served on the boards of Norwest Bank from 1990 to 1996, Target Corporation from 1991 to 1996, Retek Inc. from November 1999 to 2004, and Eddie Bauer Holdings, Inc. from 2005 to 2009.

Mr. Watson’s experience as the leading senior executive officer of several complex and specialty retail businesses, his experience as a director of other retail-oriented public companies, and his broad-based knowledge in the areas of retail operations, corporate finance, accounting, marketing and merchandise procurement, bring significant value to our Board. He also contributes a wealth of knowledge and experience of serving on the boards of several public retail companies where he has also served as an audit and governance committee chair.

The Board unanimously recommends that you vote FOR the election of each of the Board’s nominees using the GOLD proxy card accompanying this Proxy Statement.

CORPORATE GOVERNANCE

The Board believes that good corporate governance is paramount to ensure that we are managed for the long-term benefit of our shareholders. As part of our ongoing efforts to constantly improve corporate governance, the Board and management have undertaken a number of initiatives to improve our corporate governance policies and practices.

Shareholders and other interested persons may view our Corporate Governance Guidelines on our website at www.regiscorp.com. This information is also available in printed form free of charge to any shareholder who requests it by writing to our Corporate Secretary at Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our employees, directors and officers, including our Chief Executive Officer, President, Chief Financial Officer, principal accounting officer or controller, and other senior financial officers. The Code of Ethics, as applied to our principal financial officers, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of business conduct and ethics” within the meaning of the listing standards of the New York Stock Exchange (“NYSE”). The Code of Ethics is posted on our website at www.regiscorp.com. You may request copies, which will be provided free of charge, by writing to Corporate Secretary, Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439. We intend to promptly disclose future amendments to certain provisions of our Code of Ethics, and any waivers of provisions of the Code of Ethics that are required to be disclosed under the rules of the Securities and Exchange Commission (“SEC”) or under the listing standards of the NYSE, at the same location on our website.

Director Orientation and Continuing Education

Our Nominating and Corporate Governance Committee and the Board oversee the orientation and continuing education of our directors.

Director Independence

With the adoption of our Corporate Governance Guidelines, the Board established independence standards in accordance with the requirements of the NYSE corporate governance rules. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director or director nominee does not have a material relationship with us (directly, or as a partner, shareholder or officer of an organization that has a relationship with us). In addition, no director or director nominee may be deemed independent if the director or director nominee:

•                  has in the past three years:

•                  received (or whose immediate family member has received) more than $100,000 per year in direct compensation from us, other than director or committee fees;

•                  been an employee of ours;

•                  had an immediate family member who was an executive officer of ours;

•                  been (or whose immediate family member has been) an affiliate or employee of a present or former internal or independent auditor of Regis;

•                  been (or whose immediate family member has been) employed as an executive officer of another company whose compensation committee within the past three years has included a present executive officer of Regis; or

•                  is currently an employee or executive officer (or has an immediate family member who is an executive officer) of another company that makes payments to us, or receives payments from us, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1.0 million or 2% of such other company’s consolidated gross revenues.

Under our director independence standards described above, the Board has determined that each director and director nominee, with the exception of Mr. Finkelstein and Mr. David Kunin, a current director who is not standing for re-election, is independent. A supermajority of our Board members is independent.

Communications with the Board

Shareholders and other interested parties who wish to contact the Board, any individual director or the non-management or independent directors as a group, are welcome to do so by writing to our Corporate Secretary at the following address: Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439.

Comments or questions regarding our accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Nominating and Corporate Governance Committee.

Executive Sessions of Non-Management and Independent Directors

In order to promote open discussion among non-management directors, the Board has implemented a policy of conducting executive sessions of non-management directors in connection with each regularly scheduled Board meeting. Shareholders may communicate with the non-management directors as a group by following the procedures described above under “Communications with the Board.”

The Chairman of the Audit Committee presides over executive sessions of the independent and non-management directors. Shareholders may communicate with the presiding director or the independent and non-management directors as a group by following the procedures described above under “Communications with the Board.”

Committees of the Board

The Board has three committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

The charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee may be viewed on our website at www.regiscorp.com under “Corporate Governance.” The charters are also available in printed form free of charge to any shareholder who requests them by writing to our Secretary at 7201 Metro Boulevard, Edina, Minnesota 55439. The charters include information regarding the committees’ composition, purpose and responsibilities.

The Board has determined that all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee qualify as independent directors as defined under the NYSE corporate governance rules.

The Board committees have responsibilities as follows:

Audit Committee

The Audit Committee assists the Board in discharging its oversight responsibility to the shareholders and investment community regarding: (i) the integrity of our financial statements and financial reporting processes; (ii) our internal accounting systems and financial and operational controls; (iii) our audit, accounting and financial reporting processes; (iv) the engagement, qualifications and independence of the independent auditor; (v) the performance of our internal audit activities; and (vi) compliance with our ethics programs, including the Code of Ethics, our whistle-blower policy, and legal and regulatory requirements.

In carrying out these duties, the Audit Committee maintains free and open communication between the Board, the independent auditor and our management. The Audit Committee meets with management and the independent auditor at least quarterly.

In addition, the Audit Committee conducts quarterly meetings or conference calls with management and the independent auditor prior to our earnings releases to discuss the results of the independent auditor’s quarterly reviews and fiscal year-end audit.

The Board has determined that all members of the Audit Committee meet the NYSE definitions of independence and financial literacy for Audit Committee members. In addition, Rolf Bjelland, an independent director and the Chairman of the Audit Committee, has been determined by the Board to be an audit committee financial expert for purposes of the SEC rules and possesses accounting or related financial management expertise as required by the NYSE. Members serving on the Audit Committee do not currently serve on the audit committees of more than three public companies.

Compensation Committee

The primary responsibilities of the Compensation Committee are (i) to determine and approve, or make recommendations to the Board with respect to, the compensation and benefits packages of all executive officers; and (ii) to consider and recommend incentive compensation and equity-based plans. Additional information about the responsibilities of the Compensation Committee is provided below under “Executive Compensation—Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee discharges the Board’s responsibilities related to general corporate governance, including Board organization, membership and evaluation. It also reviews and recommends to the Board corporate governance principles and presents qualified individuals for election to the Board. Finally, this committee oversees the evaluation of the performance of the Board and each standing committee of the Board. For further information regarding our director nomination process, see “Director Nomination Process” below.

Board’s Role in Risk Oversight

One of the key responsibilities of the Board is to develop strategic direction for the Company, and provide management oversight for the execution of that strategy. The Board regularly reviews information regarding our financial, strategic and operational issues, as well as the risks associated with each. Consequently, the Board has determined that the Board of Directors as a whole, and not a separate committee, will oversee our risk management process.

While the Board oversees the enterprise-wide risk management system, each of our Board committees has historically focused on specific risks within their areas of responsibility and will continue to do so. Each committee’s specific area of responsibility is as follows:

•                  The Audit Committee oversees the management of financial risks, reporting on such matters to the full Board. The Audit Committee’s agendas include discussions of individual risk areas throughout the year, and the Audit Committee monitors management’s responsibility to identify, assess and manage risks.

•                  The Compensation Committee is responsible for overseeing our executive compensation programs, and reviewing risks relating to our overall compensation plans and arrangements.

•                  The Nominating and Corporate Governance Committee manages risks associated with potential conflicts of interest, and reviews governance and compliance issues with a view to managing associated risks, including oversight of our compliance program with respect to our Code of Business Conduct and Ethics.

While each committee is responsible for regularly reviewing, evaluating and overseeing the management of such risks, the Board of Directors is regularly informed through committee reports about such risks. In addition, the Board and the committees receive regular reports from our Chief Financial Officer, General Counsel, Chief Operating Officers, Executive and Senior Vice Presidents, and other Company officers and personnel with roles in managing risks. However, our General Counsel and head of internal audit are the primary personnel responsible to the Board in the planning, assessment and reporting of our risk profile.

Board Leadership

We do not have a policy requiring that different persons hold the positions of Chairman of the Board and Chief Executive Officer. Rather, our Corporate Governance Guidelines provide that the Board is “free to select the Chairperson of the Board and Chief Executive Officer in any way it deems best for the Company at any point in time,” including the ability to determine whether the positions should be combined or separate. This discretion provides the Board the opportunity to evaluate regularly whether the Company is best served at any particular time by having the Chief Executive Officer or another director hold the position of Chairman. The Nominating and Corporate Governance Committee makes recommendations on this issue, and our Board considers the issue carefully in light of the structure the Board believes will be in the best interest of the Company and our shareholders.

Our Board of Directors has determined that at this time it is in the best interests of the Company and our shareholders for our Chief Executive Officer, Paul Finkelstein, to continue to hold the position of Chairman of the Board, a position he has held since 2004. The Board believes that this leadership structure has worked well for several reasons, among them:

•                  Our Board is largely independent, in make-up and in operation. We have a super-majority of independent directors and our Corporate Governance Guidelines require that the Board include at least a majority of independent directors. Our independent directors meet in executive session without the Chief Executive Officer at every regularly scheduled Board meeting to discuss, among other matters, the performance of the Chief Executive Officer. Board members have complete access to and are encouraged to utilize members of the Company’s senior management regularly, and they have the authority to retain independent advisors as they deem necessary.

•                  Much of the work of the Board is conducted through its committees. Our Board has three standing committees: Audit, Compensation, and Nominating and Corporate Governance. As required by our Corporate Governance Guidelines, each of the Board committees is comprised solely of independent directors, with each of the three committees having a separate chair. Our committees also meet in executive session, without management present, from time to time.

•                  Our Nominating and Corporate Governance Committee conducts an annual board assessment which includes issues of Board structure and director performance, and makes recommendations from time to time to the Board on these matters.

•                  Our Chief Executive Officer is the director most familiar with our business and industry, and can lead the Board in identifying and prioritizing our strategies and initiatives.

•                  The combined role facilitates communication between the Board and management, and promotes development and implementation of our Board approved corporate strategies.

While the Board believes that the current leadership structure continues to be in the best interests of the Company and its shareholders, the Board has determined, based on changing circumstances, to separate these positions in the future.  For example, the board leadership structure will change in fiscal 2012 such that the positions of Chief Executive Officer and Chairman will be held by different persons.  This change shall occur after our current Chief Executive Officer retires from that position, which is expected to occur on February 8, 2012, but continues to serve as the Chairman of the Board for the Company as we transition in a new Chief Executive Officer.  Please see “Summary of Executive Agreements - Employment Agreement with Paul Finkelstein, Chairman & CEO” below for more information.  In addition, our Board has determined to appoint an independent Chairman of the Board on or before July 1, 2012.

Board Meetings and Attendance

The Board held 15 meetings during the fiscal year ended June 30, 2011. Each of the then serving directors attended, in person or by teleconference, at least 75% of the meetings of both the Board and Board committees on which he or she served. Our Board does not have a formal policy relating to Board member attendance at annual meetings of shareholders; however, our directors are encouraged to attend the meeting each year. Each of the then-serving directors attended the 2010 annual meeting of shareholders.

The following table shows the number of meetings held in fiscal 2011 and the names of the directors currently serving on each committee:

Committee	Number of Meetings During Fiscal 2011	Members
Audit	4	Rolf Bjelland* Joel Conner Van Zandt Hawn Stephen Watson
Compensation	5	Susan Hoyt* Rolf Bjelland Joel Conner Stephen Watson
Nominating and Corporate Governance	4	Van Zandt Hawn* Joel Conner Susan Hoyt Stephen Watson

*                                         Committee Chair

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for screening and recommending director candidates to the full Board for nomination. The Nominating and Corporate Governance Committee will consider nominations received from our shareholders, provided that proposed candidates meet the requisite director qualification standards discussed below. When appropriate, the Committee will also engage an independent third-party search firm. The Committee will then evaluate the resumes of any qualified candidates recommended by shareholders and search firms, as well as by members of the Board. Generally, in order to be considered for nomination, a candidate must have:

•                  high professional and personal ethics and values;

•                  a strong record of significant leadership and meaningful accomplishments in his or her field;

•                  broad experience;

•                  the ability to think strategically;

•                  sufficient time to carry out the duties of Board membership; and

•                  a commitment to enhancing shareholder value and representing the interests of all shareholders.

Candidates are evaluated based on these qualification standards and the current needs of the Board, with due consideration of the requirement of our Corporate Governance Guidelines and NYSE and SEC regulations that at least a majority of our Board consist of independent directors. In addition, when considering nominees to the Board and in evaluating the composition of the Board as a whole, the Nominating and Corporate Governance Committee considers the value of diversity. Although we do not have a specific policy on diversity, the Nominating and Corporate Governance Committee considers diversity of gender, race, national origin, and executive or professional experience, including skills such as an understanding of the retail industry, the hair-care market, finance, accounting, marketing, technology, and international experience, when considering nominees. The Company believes that the principal qualification of a prospective director is the ability to act effectively on behalf of all shareholders.

Mr. Merriman was identified as a potential director nominee by a financial advisor to the Company.  Upon raising Mr. Merriman as a potential director nominee with the Board, the Company was advised that one of the non-management directors knew Mr. Merriman from his involvement in Students in Free Enterprise, a non-profit organization.

All shareholder nominations must be accompanied by a candidate resume which addresses the extent to which the nominee meets the director qualification standards. Nominations will be considered only if we are currently seeking to fill an open director position. All nominations by shareholders should be sent to the Chairperson of the Nominating and Corporate Governance Committee c/o the Corporate Secretary, Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (“CD&A”) describes the basic objectives, principles, decisions and rationale underlying our compensation policies and decisions as well as the material elements of the compensation of our executive officers identified in the Summary Compensation Table on page [    ] (the “Named Executive Officers” or “NEOs”). The CD&A should be read in conjunction with the compensation tables beginning on page [    ].

Executive Summary

Fiscal 2011 presented a very challenging economic environment in the retail industry, as consumer discretionary spending was impacted by a range of adverse economic developments which adversely affected our same store sales revenues.  However, our compensation decisions for fiscal 2011 corresponded to the impact of the economic developments.  For example, executive officer base salary increases for fiscal 2011 were limited to 2%, except for those executive officers who received promotions.  Similarly, although we achieved our EBITDA target under our annual incentive compensation plan, we did not achieve any of the four business goals we had set and, therefore, no payout was made with respect to the business goal portion of the program.  Accordingly, annual non-equity incentive compensation payouts for fiscal 2011 for our executive officers were 75% lower (as a percentage of base salary) than for fiscal 2010.  Moreover, although our financial performance in recent years has been disappointing, the total compensation of our NEOs has also declined over the last two fiscal years.

The table below reflects the decrease in total compensation (excluding, in the case of Messrs. Kartarik and Johnson, the amount of benefits paid or payable to them in connection with their separation from the Company) over the last three fiscal years:

Named Executive Officer	Year	Total Compensation($)	Percentage Decrease Over Prior Fiscal Year (%)

Paul D. Finkelstein	2011	2,641,500	(40.8)
	2010	4,462,333	(40.7)
	2009	7,520,788

Randy L. Pearce	2011	1,462,632	(18.0)
	2010	1,784,111	(9.6)
	2009	1,972,699

Brent A. Moen	2011	650,658	N/A

Gordon B. Nelson	2011	1,113,381	(29.0)
	2010	1,567,713	(5.8)
	2009	1,664,994

Mark Kartarik	2011	1,104,603	(23.0)
	2010	1,434,912	(3.9)
	2009	1,492,393

Bruce Johnson	2011	962,426	(21.4)
	2010	1,224,507	(11.6)
	2009	1,385,492

Although the Company’s financial performance has been disappointing in the last few fiscal years, we remain steadfastly optimistic about the future as fiscal 2011 was the beginning of many transitions for us, including:

•                  We publicly announced several senior management changes, including the appointment of a new President and a new Chief Financial Officer, as well as the upcoming retirement of our current Chief Executive Officer.  We also reorganized our management structure and transitioned the responsibilities of two executive officers who departed the Company to other officers.  We also finalized the details of a consulting arrangement with another executive officer who will depart the Company in 2012.  We structured certain of our executive compensation components to reflect these changes, such as implementing a cash incentive for our Chief Executive Officer to assist in the smooth transition of his duties over the next several months.

•                  We made the decision not to increase executive officer base salaries for fiscal 2012, which is consistent with our decision to hold base salaries flat for our home-office corporate employees generally, and to demonstrate our commitment to improving our profitability.

•                  We revised our annual incentive compensation program to focus on same-store sales performance, which is a particular area of focus for our financial results internally, as well as among our shareholders, and increase the minimum level of achievement of our EBITDA target required for any annual incentive payout.

We believe that these, and other related changes, position us well to improve our financial results and increase shareholder value over the long-term.

Over the past few years, we have adopted and continued several executive compensation governance “best practices,” including:

•                  We ceased providing change in control benefits for all employment agreements entered into after 2008;

•                  We eliminated gross-ups for regular federal, state and other taxes due on amounts received upon a change in control (other than excise taxes due on “parachute payments”) in exchange for which we will provide a fixed equity grant to each affected employee;

•                  We limited the perquisites we provide to our executives;

•                  We eliminated the executive life insurance benefit for new executive officers;

•                  We implemented stock ownership requirements for our NEOs;

•                  We updated our insider trading policy to prohibit all employees, officers and directors from engaging in transactions that “hedge” their investments in our stock; and

•                  Our Compensation Committee continues to work with an independent executive compensation consultant to assist in the design of and provide recommendations on our compensation programs and levels.

Our Compensation Committee continues to review regulatory developments and other best practices affecting executive compensation and will continue to recommend and approve changes to the design and implementation of our executive compensation programs.

Compensation Philosophy

The compensation programs for our executive officers have been established and maintained by the Compensation Committee (referred to as the “Committee” in the Executive Compensation section of this Proxy Statement) and are structured to motivate our executive officers, including our NEOs, to achieve the pre-established business goals set by the Board. Our compensation programs are intended to work together to reward our executive officers for achieving our financial and business goals, to induce their commitment and continued service with the Company, and to align their interests with those of our shareholders through equity compensation and stock ownership requirements. The Committee has established an executive pay philosophy that targets total remuneration (i.e., base salary + annual and long-term incentives + benefits) around the market median, relative to our Peer Group (identified below) as well as the broader retail market, subject to adjustments in the Committee’s discretion based on company-wide and individual performance factors.

As described in more detail below, the Committee reviews and approves each element of compensation and the level of each element for our executive officers, including the NEOs. In its review, the Committee looks at peer group information to assess the appropriateness of the mix of compensation elements and the targeted levels of rewards for each compensation element, but does not use a particular formula for determining the exact mix or amount of compensation. Accordingly, while the Committee strives to structure a total compensation package that is competitive with the market median, the Committee has discretion to make subjective determinations based on its perceptions of both company-wide and individual performance when selecting the mix and levels of compensation. Since total remuneration for our executive officers is driven by market compensation levels, most of the Committee’s decisions are made on the basis of information on market practices provided by Hay Group, an independent consulting firm that provides executive compensation consulting services to the Committee.

The compensation paid to the NEOs in fiscal 2011 was determined primarily by making incremental changes to our historical compensation programs that have developed based on our compensation philosophy. The Committee’s ability to rely primarily on historical compensation programs with only incremental changes is due, in part, to the fact that many of our executive officers have been employed by Regis for many years and are familiar with the general programs. While the Company’s compensation programs are largely based on historic practice, the Committee continually evaluates the program and its appropriateness.  In fiscal 2009, the Compensation Committee engaged Hay Group to conduct a comprehensive review of the Company’s executive compensation and incentive programs. As a result of this review, modifications were made to the Company’s historic compensation programs to ensure alignment with business plans going forward. These modifications, as well as further refinements made in fiscal 2011, are discussed in more detail below.

Compensation Committee Responsibilities

The Committee is charged with developing and administering the base salary, annual and long-term incentive, and benefit programs for our executive officers. Our annual incentive program is typically referred to as our “bonus” program and it is reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. In developing the compensation programs, a basic objective for the Committee is that the total compensation awarded to the NEOs be fair, reasonable and competitive in relation to the median compensation for similar positions at our peer group of companies, as identified below (the “Peer Group”), as well as in the broader retail market. This objective is consistent with our executive pay philosophy.

The primary purpose of the Committee is to discharge the responsibilities of the Board relating to the compensation of our executive officers. The duties and responsibilities of the Committee are:

•                  to determine and approve, or make recommendations to the Board with respect to, the compensation of all executive officers; and

•                  to consider and recommend the structure of, and changes in, our incentive compensation and equity-based plans.

In fiscal 2011, the Compensation Committee engaged Hay Group, Inc. (“Hay Group”) as an independent consulting firm to provide executive compensation consulting services to the Committee. Hay Group works at the direction of the Committee as an independent advisor.

Role of Executive Officers in Compensation Decisions

The Committee believes that in order for our executive compensation programs to be effective, management must have an opportunity to provide input. Committee meetings are regularly attended by our Chief Executive Officer; President; Chief Financial Officer; Executive Vice President and General Counsel; and other executives as needed. In particular, our Chief Executive Officer has an opportunity to present materials and discuss management’s views regarding compensation issues. Our Chief Executive Officer furnishes his input to the Committee on the compensation of the Company’s executive officers, including the other NEOs, and he may be present during deliberations and voting on the other executives’ compensation. However, our Chief Executive Officer may not be present during deliberations and voting regarding his own compensation, as well as during other executive sessions of the Committee.

Setting Compensation

In General

In advising the Committee, Hay Group prepares competitive pay analyses regarding both the Peer Group (discussed in the next paragraph) and the broader retail market and provides information on our performance compared to the Peer Group. Based on these analyses, Hay Group advises the Committee on the level and design of compensation programs for our executive officers. The Chairperson of the Committee works directly with Hay Group to determine the scope of the work needed to assist the Committee in its decision-making processes. Hay Group works with management, at the direction of the Committee, to gain a better understanding of our pay policies and practices and to facilitate the development of our compensation strategies and approach to determining compensation levels.

Our Peer Group

In making overall compensation decisions, the Committee compares each element of total compensation against the Peer Group data and against broader retail market data, each as presented by Hay Group. The Peer Group used by the Committee to benchmark the compensation of our NEOs was last reviewed and modified during fiscal 2009. We expect to review the composition of the Peer Group periodically and adjust it as the Committee determines to reflect changes at Regis or at members of our Peer Group (e.g., changes in lines of business, mergers, acquisitions, spin-offs and the like). Since we do not believe that there are any companies that are direct competitors or peers within our industry, we have selected companies for our Peer Group based on the following criteria, which are representative of our key business characteristics:

•                  Annual revenues on a system-wide basis between one-half to two times our revenue;

•                  Small box specialty retail and service companies;

•                  Customer service element is critical to business;

•                  Exclusion of apparel companies, due to the increased risk such companies confront in forecasting fashion trends far enough in advance to order products and manage inventory; and

•                  Companies targeting a moderate customer in terms of income and style.

We believe each company in our current 14-member Peer Group meets a majority of those criteria. The companies are:

• Advanced Auto Parts, Inc. • Auto Zone, Inc. • Brinker International, Inc. • CBRL Group, Inc. • DineEquity, Inc.	• Foot Locker, Inc. • Game Stop Corp. • H&R Block, Inc. • Jack in the Box, Inc. • Papa John’s International, Inc.	• PetSmart, Inc. • Radio Shack Corp. • Service Corporation International • Starbucks Corp.

The Peer Group provides direct information on a job title match basis (e.g., Chief Executive Officer, Chief Financial Officer) for incumbent executives at the companies with which we compete for executive talent. In addition, Hay Group’s Retail Industry Total Remuneration Survey (the “Hay Group Survey” or the “Survey”) is used to provide an additional benchmark for compensating the NEOs and furnishes compensation data on the broader retail marketplace (covering over 100 organizations, a majority of which are specialty stores). The Survey provides the Committee with information on the broader market that the Company competes in and how the Peer Group compares to this broader market. The compensation data utilized from the Survey is selected based on job content since data based on matching titles derived from proxy statement information may not be available or may not adequately represent the actual job content of our executive officers. The list of Survey participants can be found at the following website:  http://www.haygroup.com/Downloads/us/misc/2011_Hay_Group_Retail_TR_LOP.pdf

The data from the Peer Group and the Hay Group Survey includes base salary, annual non-equity incentive and equity incentive compensation and benefits and perquisites for the named executive officers of those companies. The data provides the Committee with market information for executives and accounts for the considerable variation in compensation that corresponds to differing levels of responsibility and duties by title and function among our NEOs.

Compensation Elements

In General

The compensation and benefits programs for our NEOs are intended to work together toward the recruitment, retention and motivation of the executive talent required to successfully manage and grow our business and to achieve our short- and long-term business objectives. Individual elements of our compensation packages are designed for different purposes. The elements of compensation for our NEOs are:

•                  Base salary, which is designed to attract and retain executives over time;

•                  Annual non-equity incentive compensation, which is designed to focus executives on achieving the business objectives established by the Board for a particular year, including specific objectives related to growth in our earnings before interest, taxes, depreciation and amortization (“EBITDA”). For the fiscal year ended June 30, 2011, EBITDA was calculated as net income (loss) plus income taxes, interest expense, depreciation and amortization and goodwill impairment, less non-operational and unbudgeted expenses.  In fiscal 2011, the Committee made the decision to exclude expenses related to: the exploration of strategic alternatives, compliance with the healthcare reform act, increases in state unemployment and/or other employment taxes, and any expenses related to acquisitions, settlements and severance payments;

•                  Long-term equity incentive compensation, consisting of stock options, stock appreciation rights (“SARs”), restricted stock and restricted stock units (“RSUs”), which is designed to focus executives on the long-term success of the Company, as reflected in increases in our stock price, and to encourage stock ownership that aligns the interests of our executives with those of our shareholders; and

•                  Benefits, which are designed to provide long-term executive retention and commitment to the Company.

In addition, NEOs may receive termination or change in control compensation and benefits. Termination compensation and benefits are designed to ease an employee’s transition due to an unexpected employment termination, while change in control compensation and benefits are designed to encourage employees to remain focused on our business in the event of rumored or actual fundamental corporate changes.

The Committee has a long-standing total remuneration (i.e., base salary + annual and long-term incentives + benefits) executive pay philosophy that aims to provide an aggregate compensation package that is competitive around the median of the market relative to both our Peer Group and the broader retail market covered by the Hay Group Survey, while individual compensation elements may exceed or lag the market median. To this end, the Committee establishes the amount and mix of base salary and incentive compensation by referencing market practices for total compensation and for each element, subject to adjustments in the Committee’s discretion based on company-wide and individual performance factors. In developing the total compensation package for an NEO, the Committee considers the internal relationship of pay across all executive positions. The Committee structures annual non-equity incentive compensation in a manner that provides the opportunity to earn above market compensation for results above target and below market compensation when the target is missed.

Base Salary

The Committee views a competitive base salary as an important component to attract and retain executive talent. Base salaries also serve as the foundation for the annual non-equity incentive plan, which expresses the bonus opportunity as a percent of base salary.

The Committee considers internal pay practices and external competitiveness in determining the base salary of our NEOs. The Committee strives to set a base salary that is appropriately competitive for each executive officer based on our executive pay philosophy and given his or her individual experience and performance. This approach is applied consistently for all executive officers. After considering input from our Chief Executive Officer regarding the performance of the other NEOs, the Committee uses its judgment regarding individual performance, market competitiveness, length of service and other factors, including Company performance, that it deems relevant to determine the appropriate base salary and size of any salary increase for each NEO. The review of individual performance includes a specific review of the individual performance of Messrs. Finkelstein and Pearce conducted jointly by the Committee and the Nominating and Corporate Governance Committee, and more general reviews of the individual performance of the other NEOs, focused primarily on the scope of responsibilities of each NEO.

Base Salary Decisions for Fiscal 2011

The base salaries paid in fiscal 2011 to each of our NEOs are shown under the “Salary” column of the Summary Compensation Table. Changes in base salaries are typically considered by the Committee in April (to be effective in July) each year. In April 2010 increases in base salaries for our NEOs for fiscal 2011 were limited to 2% based on relative market data and average increases in the market.  Two of the NEOs, the President (Mr. Pearce) and the SVP and Chief Financial Officer (Mr. Moen), received base salary increases in fiscal 2011 in excess of the 2% adjustment in connection with their promotions and additional job responsibilities they acquired as part of the Company’s management reorganization (as described in the Executive Summary).  Mr. Pearce was promoted from Senior Executive Vice President, Chief Financial and Administrative Officer to President, and Mr. Moen was promoted from VP, Finance to SVP and Chief Financial Officer of the Company.  The base salary increases were between 15% and 20%, consistent with similar promotional increases and reflective of the additional job duties for these positions.  In April 2011, the Committee decided that there would be no increases in base salary for our home-office corporate employees, including our NEOs, for fiscal 2012 due to the Company’s streamlined focus for fiscal 2012 on improving profitability and increasing shareholder value.

Annual Non-Equity Incentive Compensation

Annual non-equity incentive compensation for our NEOs is determined each year under the Short Term Plan. The annual non-equity incentive compensation earned by our NEOs for fiscal 2011 is reported under the Non-Equity Incentive Plan column of the Summary Compensation Table. Annual cash bonus amounts are governed by the Short Term Plan and the annual bonus performance criteria and bonus payout levels are set each year by the Committee, in accordance with the terms of the Short Term Plan. Bonus payouts for fiscal 2011 were based on EBITDA as well as the achievement of enumerated business and financial goals, and in fiscal 2012 will be based on EBITDA and same-store sales performance (see discussion below).

Each year, the Committee evaluates our annual and long-term strategic plan to determine if the financial metrics are appropriate to measure achievement of our objectives and to motivate executives. Based on discussions with our Chief Executive Officer, our President, and our Chief Financial Officer the Board determines the financial metrics to be included in the annual bonus opportunity. The metrics are generally approved in April each year for the fiscal year beginning in July.

Annual Non-Equity Incentive Compensation Decisions for Fiscal 2011

The Committee believes that the Company has moved from a growth company to a more mature company, and related to this transition, the Committee has expanded the determinants which drive the bonus opportunity to include both a financial metric as well as the achievement of business targets. In 2011, EBITDA was selected given its focus on operating earnings and cash management as a means to maintain focus on operations, cash flow and liquidity. In addition to the attainment of established EBITDA levels, a portion of the annual incentive compensation is also based on achievement of several business goals that encompass various aspects of our financial and operating performance, which the Committee believes is appropriate for a more mature company and will have a positive impact on EBITDA in the future.

Under the bonus program, the annual incentive compensation opportunity is evenly split between the EBITDA performance measure and business goal achievement. However, payout for achievement of the established business goals is also conditioned on achieving a minimum EBITDA trigger. The trigger for 2011 was set at 70% of the EBITDA target approved by the Compensation Committee (the “EBITDA Trigger”). The EBITDA Trigger is designed to protect the Company against paying out bonuses without meeting a minimum level of financial performance. On the other hand, to encourage and reward exceptional performance, stretch goals are included whereby participants had the ability to earn (for fiscal 2011) up to 130% of the annual incentive target if 105% of the EBITDA target and all of the business goals were achieved. Any payout from the program will occur only after the Committee approves the achievement of the Company’s EBITDA and business goals, which normally occurs in August, after the end of the fiscal year. In fiscal 2011, the Committee made the decision to exclude certain non-operational and unbudgeted items from the calculation of EBITDA and each of the financial metric business goals, including expenses related to the exploration of strategic alternatives, costs related to the healthcare reform act, increases in state unemployment and or other employment taxes, and any expenses related to acquisitions, re-imaging and settlement and severance actions. The business goals for fiscal 2011 covered a range of business-enhancing objectives, consisting of reducing home office general and administrative expense, improvement of consolidated service margins, improving same-store customer counts and attainment of targeted increase in certain franchise store openings, each as described in more detail below.

Upon achievement of the EBITDA Trigger, the annual non-equity incentive program provides three levels of bonus opportunity—“Maximum”, “Target” and “Threshold”. The potential earnings or “Payouts” for each level is based on a percentage of the executive’s base salary. The percentage of base salary varies based on payout level (i.e., minimum or “Threshold”, “Target” and “Maximum”) and an executive’s level with the Company (i.e., CEO, EVP, etc.). The potential bonus payouts under each level for fiscal 2011 are set forth in the tables below and are described as follows:

•                  The Maximum level of performance, defined as a “super stretch” goal, provided the possibility of earning a bonus payout of 65% of the Target bonus for achievement of each of (1) 105% of the target EBITDA; and (2) all four of the established business goals, for a possible total 130% bonus payout. Maximum Payout is expected to have a 10% to 20% probability of achievement and results in a bonus payment equal to 42.25%, 32.5%, 29.25%, 26% and 19.5% of base salary for our CEO, President, EVPs, SVPs, and VPs respectively (or 84.5%,

65%, 58.5%, 52% and 39% for attainment of both of the Maximum EBITDA and business goal bonus requirements).

•                  The Target level of performance has some “stretch” associated with it and provided the opportunity to earn a bonus payout equal to 50% of the Target bonus for achievement of each of (1) 100% of the target EBITDA; and (2) three of the four established business goals, for a possible total 100% bonus payout. Target Payout is expected to have a 50% probability of achievement and results in a bonus payment equal to 32.5%, 25%, 22.5%, 20% and 15% of base salary for our CEO, President, EVPs, SVPs and VPs respectively (or 65%, 50%, 45%, 40% and 30% for attainment of both of the Target EBITDA and business goal bonus requirements).

•                  The Threshold level of performance is designed to keep management motivated and provided an opportunity to earn a total bonus payout of 29% of the Target bonus for achievement of each of (1) 75% of target EBITDA (for a 12.5% payout) and (2) at least one of the four established business goals for the year (for a 16.7% payout). Threshold Payout is expected to have an 80% probability of achievement and results in a bonus payment equal to 8.13%, 6.25%, 5.63%, 5% and 3.8% of base salary for our CEO, President, EVPs, SVPs and VPs respectively (or 16.25%, 12.5%, 11.25%, 10% and 7.6% for attainment of both of the Threshold EBITDA and business goal bonus requirements).

Achievement of either: (i) an EBITDA level; and/or (ii) a certain number of business goals that is anywhere between the established Threshold and Maximum amounts results in a bonus payment that is calculated by interpolation between the established payout percentages.

For fiscal 2011, the Threshold, Target and Maximum opportunities (as well as the actual payment received) for our NEOs, expressed as a percentage of their base salary, and the corresponding dollar amount (indicated below the percentage), were as follows:

ANNUAL NON-EQUITY INCENTIVE OPPORTUNITY

Executive Officer	Threshold	Target	Maximum	Actual
Paul D. Finkelstein	8.13%	65%	85%	35.75%
Chairman & CEO	$104,366	$834.925	$1,085,403	$459,209
Randy L. Pearce	6.25%	50%	65%	27.5%
President	$37,380	$299,042	$388,754	$164,473
Brent A. Moen*	4.33%	34.6%	45%	19%
Chief Financial Officer and SVP	$10,750	$85,996	$111,795	$47,298
Gordon B. Nelson	5.63%	45%	58%	24.75%
EVP-Fashion, Education & Marketing	$28,209	$225,675	$293,378	$124,121
Mark Kartarik	5.63%	45%	58%	24.75%
Former EVP-President Franchise Division	$26,241	$209,925	$272,903	$115,459
Bruce Johnson	5.63%	45%	58%	24.75%
Former EVP-Real Estate and Construction	$21,009	$168,075	$218,498	$92,441

*The opportunity percentages for Mr. Moen are calculated based on 7 months at a VP level and 5 months at an SVP level.

The EBITDA levels and business goals for fiscal 2011 for each of the Threshold, Target and Maximum opportunities were as follows:

FY11 EBITDA AND BUSINESS GOAL ACHIEVEMENT

	EBITDA (in millions)*	Business Goals**
Threshold	$171.1	1.00
Target	$228.1	3.00
Maximum	$239.5	4.00

*                                         Values expressed are the same for all NEOs, and calculations were subject to adjustments for non-operational and unbudgeted items as described above.

**                                  The 2011 business goals were:

1.                                       Limit home office general and administrative expense to $124 million (representing a $5 million reduction in budgeted amount).

2.                                       Increase North American non-Walmart franchise store openings by 15 units over fiscal 2010 store openings.

3.                                       Improve consolidated service gross margin rate compared to the fiscal 2010 reported rate.

4.                                       Limit North American salon same-store customer count declines to no more than -3.5% as compared to fiscal 2010.

For fiscal 2011, our NEOs received annual non-equity incentive plan payouts at 55% of the Target level based on our achievement of $232.1 million in EBITDA and zero of the four fiscal 2011 business goals.

Annual Non-Equity Incentive Compensation for Fiscal 2012

In April 2011, we further revised the design of our annual incentive compensation program to tie the program to the Company’s strategic initiatives for fiscal 2012.  Accordingly, in fiscal 2012 the annual non-equity incentive program has been designed to emphasize our focus on improving top line revenue, operations, and cash flow, each of which we have determined is currently best reflected by our same-store sales performance.  To emphasize our focus on same-store sales performance, for fiscal 2012, 60% of the annual incentive compensation opportunity will be based on achievement of same-store sales improvement and 40% will be based on EBITDA.  The Committee has preliminarily approved threshold, target, stretch and maximum levels of same-store sales improvement and EBITDA that correspond to various payout levels.  The Committee provides a payout of 50% of target for threshold performance and introduced a super maximum of 150% which will be tied to increased performance expectations in support of the Company’s strategic plan to drive the growth of the business. In addition, no payment will made upon achievement of same-store sales improvement unless the minimum threshold level of EBITDA is achieved.  For fiscal 2012, the threshold EBITDA has been raised from 70% to 85% of the EBITDA target.  The Committee believes that the design of the fiscal 2012 program will focus our executives on stimulating revenue growth, while assuring a minimum level of profitability.

Long-term Incentive Compensation

In General.  The Committee considers equity-based long-term incentive compensation (“LTI”) to be critical to the alignment of executive compensation with the creation of shareholder value. Our long-term equity incentive compensation awards are granted pursuant to our 2004 Long Term Incentive Plan (the “Long Term Plan”).

Each year at its April meeting, the Committee reviews the portfolio of long-term incentive vehicles, the targeted award size and the performance measures associated with any awards. The Committee also reviews recommendations provided by management and Hay Group regarding changes to the LTI design. The Committee’s practice is to make annual grants of equity awards to our executive officers out of the portfolio of awards available: stock options, stock appreciation rights, restricted stock and restricted stock units. In fiscal 2011, consistent with recent years, the Committee made grants primarily in the form of stock appreciation rights and restricted stock. This blend of awards reflects the Committee’s belief that the use of multiple equity vehicles balances a focus on equity-driven growth with the retention hook of restricted stock. The grant date for the awards is the date the grant becomes effective (generally the same day as Committee approval). The exercise price of any stock option or stock appreciation right grant is the closing price of a share of our Common Stock on the grant date. From time to time, the Committee will consider making grants under other special circumstances, such as recruiting new executive talent, upon the promotion of an executive, and to retain key individuals.

Stock Options.  Stock Options give the recipient the opportunity to benefit from appreciation in our stock price by providing the recipient the right to buy a certain number of shares of Company stock at a stated price for a stated period of time.

Stock Options awarded by the Committee to our NEOs have a ten-year term and vest annually in 20% increments on each of the first five anniversaries of the date of grant, provided that the NEO remains employed by the Company on each such date. Vesting automatically is accelerated in the event of a change in control of the Company. This acceleration is designed to motivate executives to actively participate and support the Board in any potential change of control by protecting management and assuring that they can participate in any increase in the value of the Company. As provided in the applicable stock option award agreements, if an NEO dies or becomes disabled, unvested options are immediately vested and the individual’s estate has 12 months from the date of death (or the remaining term, if shorter) to exercise his or her options. If an NEO retires, voluntarily terminates employment, or is dismissed without cause, the award agreements provide that he or she has 90 days from the date of termination to exercise all vested Stock Options. If an NEO is terminated for cause, the award agreements provide that all outstanding Stock Options are forfeited.

No stock options were awarded to our NEOs in fiscal 2011.

Stock Appreciation Rights (“SARs”).  A SAR is similar to a stock option in that it allows the recipient to benefit from appreciation in our stock price from the grant date through the exercise date. However, with a SAR, the recipient is not required to actually purchase the exercised shares to realize any appreciation in value (as is the case with a stock option), but rather on exercise simply receives the amount of the increase in shares of our stock. Because the value that may be earned through SARs is dependent upon an increase in our stock price, the Committee views SAR grants as a link between management wealth accumulation and the creation of shareholder value. The Long Term Plan provides that SARs may not be granted with an exercise price less than 100% of fair market value of a share of our Common Stock on the SAR grant date. The holder of a SAR does not have any voting or dividend rights until he or she exercises the SARs.

SARs awarded to the NEOs by the Committee have a ten-year term and vest annually in 20% increments on each of the first five anniversaries of the date of grant, provided that the NEO remains employed by the Company on each such date. Vesting automatically is accelerated in the event of a change in control of the Company. This acceleration is designed to motivate executives to actively participate and support the Board in any potential change of control by assuring that they can participate in any increase in the value of the company. As provided in the applicable award agreements for SARs, if an NEO dies or becomes disabled, unvested SARs are immediately vested and the individual’s estate has 12 months from the date of death (or the remaining term, if shorter) to exercise his or her SARs. If an NEO retires, voluntarily terminates employment, or is dismissed without cause, the award agreements provide that he or she has 90 days from the date of termination to exercise all vested SARs. If an NEO is terminated for cause, the award agreements provide that all outstanding SARs are forfeited.

Restricted Stock.  Restricted stock is Common Stock that has vesting restrictions tied to continued employment. Restricted stock provides recipients with the opportunity to earn full value shares of our Common Stock. Under the terms of the award agreements with our NEOs, the restricted stock awards vest at a rate of 20% annually on each of the first five anniversaries of the date of grant provided that the NEO remains employed by the Company on each such date. Recipients of restricted stock are entitled to vote the shares, whether or not vested, and will be entitled to dividends that will accumulate and be paid out upon vesting in the form of additional shares of restricted stock.

Vesting automatically is accelerated in the event of the recipient’s death or disability, or in the event of a change in control of the Company, for the same reasons that vesting of SARs is accelerated as described above. In addition, vesting of restricted stock can be accelerated if the Committee determines that such action would be in the best interests of the Company. If a recipient of a grant of restricted stock leaves for any reason other than death or disability before vesting, the Long Term Plan provides that any unvested portion of the restricted stock award is forfeited, subject to the Committee’s discretion to cancel any or all restrictions and vest any or all of the restricted stock award.

Restricted Stock Units.  Restricted stock units (“RSUs”) are a variant to the grant of restricted stock.

RSUs provide an executive officer with a right of ownership in the company similar to a grant of restricted stock. The number of units granted corresponds to a specified number of shares of stock and are paid out in Common Stock. The RSUs vest in full after a five-year period, subject to accelerated vesting in the event of death or disability, unless otherwise determined by the Committee. The recipient of an RSU does not vote the shares underlying the RSU until it is settled in Common Stock, but the recipient does receive cash payments equivalent in value to the cash dividends payable on the same number of shares of Common Stock. Vesting automatically is accelerated in the event of the recipient’s death or disability, or in the event of a change in control of the Company, for the same reasons described above.

No RSUs were granted in fiscal 2011.

Long-Term Incentive Compensation Decisions for Fiscal 2011

Long-term Incentive Awards for Fiscal 2011.  Commensurate with our overall compensation policy, LTI awards are largely based on historic practices. Grants for fiscal 2011 were made in the form of stock appreciation rights and restricted stock awards and were made at the same level as the grants for fiscal 2010. The blend of SARs and restricted stock awards was in keeping with the Committee’s goal and long—term practice of using multiple equity vehicles and utilizing the retention element of restricted stock awards.

2011 Long-term Incentive Awards.  For fiscal 2011, the LTI awards to our NEOs included a combination of SARs and restricted stock as set forth below:

2011 LTI AWARDS

	SARs (#)	Restricted Stock (#)
Paul D. Finkelstein	0	0
Randy L. Pearce	6,200	10,900
Brent A. Moen	3,200	5,600
Gordon B. Nelson	900	1,500
Mark Kartarik	4,200	7,400
Bruce Johnson	4,200	7,400

The value of the fiscal 2011 awards for each NEO other than Mr. Finkelstein was determined based on a number of factors, including a market analysis conducted by Hay Group, which reviewed market median pay practices relative to both the Company’s Peer Group and the broader retail market. Other factors that contributed to the determination of the fiscal year 2011 LTI awards included the Company’s targeted level of direct compensation, the balance of other compensation elements for fiscal 2011, a burn rate that is reasonable from a shareholder perspective, and the objective of retaining and adequately motivating management. Based on these factors, the Committee, with the advice of Hay Group, determined that the 2011 LTI awards (set forth in the table above) were commensurate with market practices and would continue to engage and retain the NEOs. The Committee will monitor its long-term incentive program on an annual basis to ensure that future grants are appropriate and encourage executives to focus on long-term financial progress while also enhancing stockholder value.  Mr. Finkelstein did not receive any awards in fiscal 2011 as previously agreed in connection with Mr. Finkelstein’s plans to retire from his position as Chairman and Chief Executive Officer on February 8, 2012 (discussed further under “CEO and President Compensation Decisions for Fiscal 2011 below).

The stock appreciation rights and restricted stock awards were approved on April 28, 2011. The stock appreciation rights have a grant date of April 28, 2011 and an exercise price of $16.60, the closing price of a share of Company stock on that date. The restricted stock awards have a grant date of April 28, 2011. Except in the case of Mr. Nelson, each of the stock appreciation right and the restricted stock awards vest ratably over a five-year period (i.e., 20% per year).  Mr. Nelson’s stock appreciation right and restricted stock awards will become 100% vested after one year.  The Committee decided to reduce the size of Mr. Nelson’s fiscal 2011 grants and shorten the vesting period to coincide with his previously announced plans to retire from his position in June 2012, or an earlier date agreed to by Mr. Nelson and the Company. The awards granted to Messrs. Kartarik and Johnson were forfeited on June 30, 2011 in connection with the termination of their employment as previously disclosed.

Benefits

The Committee reflects its executive compensation philosophy of targeting total remuneration around the market median by providing a benefits package that leads the market while total cash compensation has historically lagged the market. This approach is based on historic practice and is designed to retain and encourage executive commitment to the Company. The benefits we provide our NEOs are summarized in the footnotes to the Summary Compensation Table or are otherwise reported in the accompanying tables, including footnotes. Benefits for our NEOs include core benefits available to all full-time employees (e.g., coverage for medical, dental, prescription drugs, basic life insurance, long-term disability coverage). We also provide retirement benefits, additional life insurance benefits, a nonqualified deferred compensation plan and payments and benefits upon termination of employment and/or a change in control. These benefits are described below under “Summary of Executive Agreements” and “Retirement Plans and Arrangements.”  We believe that overall the benefits package, including the provisions of the employment agreements with our executives that provide retirement and post-termination payments (as described below under “Summary of Executive Agreements”), are competitive with the overall retail market based on information Hay Group has provided to our Compensation Committee.

In fiscal 2010, the Committee reviewed the Company’s executive life insurance program, which provides employer paid whole life premium payments for a select group of senior executives, and decided to continue offering this benefit to this group. As a number of the executives in this group were approaching the tenth and final payment under the existing program, the Committee determined that it would continue to make premium payments on those life insurance policies, in accordance with the terms of the program that provided for the Committee to exercise such discretion, and that, going forward, it would periodically review and evaluate these policies to determine whether additional payments would be made. In arriving at this decision, the Committee considered the importance of this benefit as a retirement vehicle and the potential dissatisfaction that could result from taking the benefit away. While the Committee decided to grandfather the existing program, it also decided that new executives will not be eligible to receive this benefit in the future and a revised plan will be developed for new executives.  The executive life insurance benefit was continued for the grandfathered executives in fiscal 2011.

CEO and President Compensation Decisions for Fiscal 2011

In 2011 as part of the ongoing CEO succession planning process, the Committee approved a leadership transition and company-wide restructuring plan.  In February 2011, Mr. Pearce, the Company’s Senior Executive Vice President, Chief Financial and Administrative Officer, was promoted to President.  Mr. Pearce in his role as President is taking on additional operational responsibility for the Company.  Upon appointment to the President position, Mr. Pearce’s base salary was increased from $561,000 to $650,000 to reflect his expanded job duties.  There were no changes to Mr. Pearce’s annual incentive opportunity or long-term incentive grant for fiscal 2011.  Mr. Finkelstein will remain as Chief Executive Officer and Chairman of the Board of Directors until February 8, 2012.  Mr. Finkelstein will help Mr. Pearce with critical transitions of people and strategies, and focus on the Company’s key relationships, investments and international operations.

Reflective of the CEO succession plan for Mr. Finkelstein, we entered into an amended and restated Employment Agreement with Mr. Finkelstein pursuant to which he will continue to serve as Chairman and CEO through February 8, 2012.  Pursuant to the restated Agreement, Mr. Finkelstein will continue to receive his current base salary and annual incentive through February 8, 2012, the end of his restated Agreement.  In addition, as part of the transition, Mr. Finkelstein was granted a performance-based cash grant in lieu of his annual equity grant.  One-half (50%) of the award is tied to the appointment of a new Chief Executive Officer and the other half (50%) will be paid ratably over three years commencing February 8, 2012.  The Committee awarded this grant to engage Mr. Finkelstein in his critical role of helping the Board appoint a new Chief Executive Officer and to ensure his long-term commitment and support of the candidate. The restated Agreement also provides the terms upon which Mr. Finkelstein will continue to be actively involved in the business, serve on the Board of Directors, and support the new CEO to ensure successful transition for up to 24 months following his retirement as CEO.  The compensation provided will cover the time he spends working with the newly appointed CEO, maintaining relationships with key partners and vendors as well as his service on the Board of Directors.  This compensation is in lieu of any Board fees that would be paid to him as a Board member. The compensation terms set forth in the restated Agreement were determined by the Committee following review of information provided by Hay Group regarding market terms for the transition of a long-time CEO and compensation commensurate with Mr. Finkelstein’s ongoing consulting obligations.  The terms of the amendment are described in more detail below under “Summary of Executive Agreements”.

Stock Ownership by Named Executive Officers

The Board believes that each of our officers who has reached the level of Executive Vice President or above should be a shareholder and should have a significant financial stake in the Company. Accordingly, the Committee adopted Common Stock ownership requirements, which are reflected in the Corporate Governance Guidelines on our website, requiring each officer to hold Regis common stock having a fair market value equal to a multiple of their base salary, as set forth below:

•                  Chief Executive Officer—5x annual base salary

•                  Senior Executive Vice President—3x annual base salary

•                  Executive Vice President—2x annual base salary

The individual stock ownership requirements were established in 2007. The Committee reviewed updated market data and determined that these levels were appropriately competitive and kept them at the same level for 2010. The program provides that executives achieve their ownership level within five years of being appointed to a position. The Chief Executive Officer and each current Senior Executive Vice President and Executive Vice President have until May 1, 2012 to meet their respective ownership thresholds.

In 2011, the Company amended its insider trading policy to prohibit employees, including officers, and directors from engaging in any hedging transactions involving Company stock.

Post-Employment Compensation

In General.  Pursuant to their Employment Agreements that were initially entered into during the 2007 fiscal year, Mr. Finkelstein and Mr. Pearce are entitled to certain compensation and other benefits if their employment terminates due to certain articulated reasons (including in connection with a change in control), as described below under “Summary of Executive Agreements.” Our other NEOs are entitled to similar change in control benefits under the terms of their respective Employment and Deferred Compensation Agreements, but these agreements do not provide for separate compensation in connection with a termination of employment unrelated to a change in control. Our Long Term Plan and the related award agreements do, however, provide for accelerated vesting of equity awards upon death, disability or a change in control. In addition, the employment agreements with our NEOs contain covenants not to compete or solicit, as well as confidentiality provisions, that the Committee considers especially valuable in the event of an executive’s termination of employment.

Change in Control.  The Committee and the Board recognize the importance to us and our shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with any rumored or actual change in control of the Company. To that end, properly designed change in control provisions in the employment agreements with our NEOs serve shareholder interests by enhancing executive focus during rumored or actual change in control activity through:

•                  Incentives to remain with us despite uncertainties while a transaction is under consideration or is pending;

•                  Assurances of severance and other benefits in the event of termination;

•                  Immediate vesting of equity elements of total compensation after a change in control; and

•                  Additional stock grants awarded immediately upon the change in control.

These provisions are discussed in the sections captioned “Summary of Executive Agreements.”

As shown below in the “Potential Payments Upon Termination or Change in Control” table, if any payments made to an NEO due to termination or change in control subjects the NEO to any excise taxes due (“parachute excise tax”) under Code Section 4999, we will compensate the NEO for the net effect of the imposition of such parachute excise tax. The effects of Code Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive officer’s personal compensation history and his or her individual stock option or SAR exercise activity. Therefore, to provide an equal level of benefit to similarly situated employees without regard to the effect of the parachute excise tax, the Committee and the Board have determined that Code Section 4999 gross-up payments are appropriate for our NEOs.

The payment of parachute excise taxes is an historic benefit included within our NEOs employment agreement with the Company. We discontinued this benefit during fiscal 2007 for any new (or newly promoted) executives on a going forward basis. Previously our NEOs were also eligible for a gross-up for the regular federal, state and other (non-parachute) taxes due on amounts received upon a change in control. However, this gross-up provision was also eliminated during the 2007 fiscal year. In partial recompense for agreeing to the elimination of non-parachute tax gross-ups, each affected executive is entitled to receive a fixed stock grant upon a change in control. The Committee decided to continue the grandfathered parachute excise tax benefit for our NEOs rather than replacing the benefit with an equivalent and potentially more likely payout.

2011 Events Related to Senior Management Changes and Post-Employment Agreements.

In connection with the termination of employment of Messrs. Kartarik and Johnson effective June 30, 2011, we entered into separation agreements with each of them, and a consulting agreement with Mr. Johnson, each as previously disclosed by the Company.  The purpose of the separation agreements with each of Messrs. Kartarik and Johnson is to ensure a smooth transition and to obtain a general release of legal claims and disparagement covenant.  The purpose of the consulting agreement with Mr. Johnson is to obtain continued access to his architectural services with respect to new and remodeled store projects during the transition of his responsibilities as an executive officer.  The compensatory terms of Mr. Johnson’s consulting agreement were determined by the Committee to be commensurate with its assessment of Mr. Johnson’s ongoing consulting obligations. The terms of the separation agreements and consulting agreement are described in more detail below under “Separation Agreement with Mark Kartarik” and “Separation Agreement with Bruce Johnson”.

Tax, Accounting and Other Implications

Deductibility of Executive Compensation

Code Section 162(m) imposes a $1 million limit on the amount that a public company may deduct for compensation paid to a company’s chief executive officer or any of its three other most highly compensated executive officers (other than its chief financial officer) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders). The Committee’s policy is to design compensation programs that further the best interests of the Company and our shareholders and that preserve the tax deductibility of compensation expenses. Non-equity incentive compensation paid to executive officers under the Short Term Plan and stock options and stock appreciation rights awarded under the Long Term Plan are designed to qualify as performance-based compensation. The Committee also believes, however, that it must maintain the flexibility to take actions which it deems to be in our best interests but which may not qualify for tax deductibility under Section 162(m). In this regard, the Committee recognizes that if the amount of base salary (and any other compensation that is not determined to be performance-based under Section 162(m), such as time-vested restricted stock) for any of our executive officers exceeds $1 million, any amounts over $1 million will not be deductible for federal income tax purposes.

As required under the tax rules, we must obtain shareholder approval of the material terms of the performance goals for qualifying performance-based compensation every five years. We last requested and received shareholder approval of the Short Term Plan in 2009 and of the Long Term Plan in 2010.

Regulatory Considerations

The Committee considered (i) the impact of the $1 million limit on the deductibility of non-performance based compensation imposed by Code Section 162(m), (ii) the accounting treatment of various types of equity- based compensation under Accounting Standards Codification (ASC) Topic 718, and (iii) the non-deductibility of excess parachute tax payments under Code Section 280G (and the related excise tax imposed on covered employees under Code Section 4999 as described above under “Gross-Up Payments”) in its design of executive compensation programs. In addition, the Committee considered other tax and accounting provisions in developing the compensation programs for our NEOs. These included the special rules applicable to non-qualified deferred compensation arrangements under Code Section 409A, as well as the overall income tax rules applicable to various forms of compensation. While the Committee strove to compensate our NEOs in a manner that produced favorable tax and accounting treatment, its main objective was to develop fair and equitable compensation arrangements that appropriately motivate, reward and retain those executives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the management of the Company. Based on its review and related discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Susan S. Hoyt, Chairperson
Rolf F. Bjelland
Joseph L. (“Joel”) Conner
Stephen E. Watson
Members of the Compensation Committee

SUMMARY COMPENSATION TABLE

The following table shows, for the Chief Executive Officer, the President, the Chief Financial Officer, the three other most highly compensated executive officers of Regis in 2011, together referred to as the Named Executive Officers or “NEOs,” information concerning compensation earned for services in all capacities during the fiscal years ended June 30, 2009, June 30, 2010, and June 30, 2011.

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total($)
Paul D. Finkelstein	2011	1,346,446	0	0	0	459,209	388,756	447,089	2,641,500
Chairman of the Board of	2010	1,421,461	0	369,016	161,920	1,064,278	1,254,014	191,644	4,462,333
Directors and Chief Executive Officer	2009	1,206,833	0	1,014,420	749,420	343,500	3,898,315	308,300	7,520,788
Randy L. Pearce	2011	650,773	0	180,940	38,812	164,473	177,167	214,467	1,462,632
President	2010	717,705	0	208,408	45,632	357,500	348,730	106,136	1,784,111
	2009	665,445	0	574,200	212,100	150,000	285,586	85,368	1,972,699
Brent A. Moen	2011	280,543	0	92,960	20,032	47,298	32,353	177,472	650,658
Senior Vice President and Chief Financial Officer
Gordon B. Nelson	2011	550,391	0	24,900	5,499	124,121	181,500	226,970	1,113,381
Executive Vice President,	2010	540,406	0	141,488	30,912	287,528	332,891	234,488	1,567,713
Fashion, Education and Marketing	2009	498,646	0	382,800	141,400	122,925	304,763	214,460	1,664,994
Mark Kartarik	2011	519,153	0	122,840	26,292	115,459	108,729	1,258,056	2,150,529
Executive Vice President,	2010	505,188	0	141,488	30,912	267,638	264,671	225,015	1,434,912
Regis Corporation and President, Franchise Division	2009	462,008	0	382,800	141,400	114,400	211,036	180,749	1,492,393
Bruce Johnson	2011	419,777	0	122,840	26,292	92,441	116,021	602,705	1,380,076
Executive Vice President,	2010	412,242	0	141,488	30,912	214,110	233,161	192,594	1,224,507
Design and Construction	2009	382,881	0	382,800	141,400	91,575	199,543	187,293	1,385,492

(1)

Values expressed represent the aggregate grant date fair value of stock or option awards granted in each fiscal year, as computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date. See Note 15 to our consolidated financial statements for the fiscal year ended June 30, 2011 for a description of the assumptions used in calculating these amounts.

(2)	Amounts represent payouts of annual non-equity incentive compensation under the Short Term Plan, which is described above.

(3)	Amounts represent the change in the present value of benefits under the pension plans.

(4)	The following table sets forth All Other Compensation amounts by type:

Name	Deferred Compensation Company Match and Profit-Sharing Contribution ($)	Dividends and Dividend Equivalents on Stock and Option Awards ($)	Life Insurance Premiums ($)	Tax Gross-Ups ($)	Severance ($)	Total All Other Compensation ($)(a)
Paul D. Finkelstein	56,079	47,653	100,000	210,908	0	447,089
Randy L. Pearce	39,444	18,906	120,000	36,117	0	214,467
Brent A. Moen	23,740	2,883	65,000	72,639	0	177,472
Gordon B. Nelson	48,592	5,660	65,000	93,420	0	226,970
Mark Kartarik(b)	36,514	5,983	65,000	93,461	1,045,926	1,258,056
Bruce Johnson(c)	34,037	5,983	65,000	78,876	417,650	602,705

(a)          Total All Other Compensation for Mr. Finkelstein, Mr. Moen, Mr. Nelson, Mr. Kartarik and Mr. Johnson also includes $32,449, $13,210, $14,298, $11,172 and $1,159 of perquisites, respectively, which primarily relate to medical benefits, including the reimbursement of co-pay and other out-of-pocket expenses.

(b)         Mr. Kartarik’s employment with the Company terminated on June 30, 2011.  Please see “Summary of Executive Agreements — Separation Agreement with Mark Kartarik, Former Executive Vice President and President, Franchise Division” below for more information.

(c)          Mr. Johnson’s employment with the Company terminated on June 30, 2011.  Please see “Summary of Executive Agreements — Separation Agreement with Bruce Johnson, Former Executive Vice President, Design and Construction” below for more information.

GRANTS OF PLAN-BASED AWARDS IN 2011

The following table sets forth certain information concerning plan-based awards granted to the Named Executive Officers during the fiscal year ended June 30, 2011. No options were repriced or materially modified during the fiscal year.

						All Other
						Option
					All Other Stock	Awards:	Exercise or	Grant Date
		Estimated Possible Payouts Under			Awards:	Number of	Base Price	Fair Value
		Non-Equity Incentive Plan Awards(1)			Number of	Securities	of Option	of Stock &
		Threshold	Target	Maximum	Shares of Stock	Underlying	Awards	Option Awards
Name	Grant Date	($)	($)	($)	or Units(#)(2)	Options(#)(2)	($)(2)	($)(3)
Paul D. Finkelstein		104,366	834,925	1,085,403
Randy L. Pearce		37,380	299,042	388,754
	04/28/11				10,900			180,940
	04/28/11					6,200	16.60	38,812
Brent A. Moen		10,750	85,996	111,795
	04/28/11				5,600			92,960
	04/28/11					3,200	16.60	20,032
Gordon B. Nelson		28,209	225,675	293,378
	04/28/11				1,500			24,900
	04/28/11					900	16.60	5,499
Mark Kartarik (4)		26,241	209,925	272,903
	04/28/11				7,400			122,840
	04/28/11					4,200	16.60	26,292
Bruce Johnson (4)		21,009	168,075	218,498
	04/28/11				7,400			122,840
	04/28/11					4,200	16.60	26,292

(1)

These amounts represent the potential target bonus amounts available to our executives for fiscal 2011 under the Short Term Plan as described under “Annual Non-Equity Incentive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement. The actual amounts of the bonuses earned by the Named Executive Officers during fiscal 2011 are listed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	The option and stock awards were granted under the Long Term Plan.

(3)	Amounts are computed in accordance with FASB ASC Topic 718.

(4)	The stock and option awards granted to Messrs. Kartarik and Johnson were forfeited upon the termination of their employment on June 30, 2011.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

The following table sets forth certain information concerning equity awards outstanding to the Named Executive Officers at June 30, 2011.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Paul D. Finkelstein	10,000	(3)	0	(3)	42.79	05/26/14
	10,000	(3)	0	(3)	35.49	05/03/15
	20,000		0		35.33	04/27/16
	17,600		4,400	(5)	39.04	04/26/17
	13,200		8,800	(7)	28.57	04/24/18
	42,400		63,600	(8)	19.14	04/30/19
	4,400		17,600	(9)	18.90	04/29/20
							165,000	(4)	2,527,800
							2,286	(4)	35,018
							4,546	(4)	69,639
							32,563	(4)	498,870
							15,658	(4)	239,882

Randy L. Pearce	4,000		0		42.79	05/26/14
	4,000		0		35.49	05/03/15
	4,000		0		35.33	04/27/16
	4,960		1,240	(5)	39.04	04/26/17
	3,720		2,480	(7)	28.57	04/24/18
	12,000		18,000	(8)	19.14	04/30/19
	1,240		4,960	(9)	18.90	04/29/20
	0		6,200	(11)	16.60	04/28/21
							1,288	(5)	19,737
							50,000	(6)	766,000
							2,562	(7)	39,251
							18,432	(8)	282,379
							8,843	(10)	135,477
							10,945	(11)	167,675

Brent A. Moen	400		0		29.60	04/26/12
	1,593		0		28.10	05/20/13
	1,250		0		42.79	05/26/14
	1,250		0		35.49	05/03/15
	1,250		0		35.33	04/27/16
	1,200		300	(5)	39.04	04/26/17
	900		600	(7)	28.57	04/24/18
	2,900		4,350	(8)	19.14	04/30/19
	500		2,000	(9)	18.90	04/29/20
	0		3,200	(11)	16.60	04/28/21
							312	(5)	4,775
							620	(7)	9,496
							4,454	(8)	68,242
							4,057	(10)	62,146
							5,623	(11)	86,145

Gordon B. Nelson	2,500		0		42.79	05/26/14
	2,500		0		35.49	05/03/15
	2,500		0		35.33	04/27/16
	600		150	(12)	36.20	08/22/16
	3,360		840	(5)	39.04	04/26/17
	2,520		1,680	(7)	28.57	04/24/18
	8,000		12,000	(8)	19.14	04/30/19
	840		3,360	(9)	18.90	04/29/20
	0		900	(13)	16.60	04/28/21
							156	(12)	2,397
							873	(5)	13,370
							1,736	(7)(14)	26,590
							12,288	(8)(14)	188,253
							6,004	(10)(14)	91,975
							1,506	(13)	23,075

Mark Kartarik (15)	2,500		0		42.79	09/28/11
	2,500		0		35.49	09/28/11
	2,500		0		35.33	09/28/11
	3,360		0		39.04	09/28/11
	2,520		0		28.57	09/28/11
	8,000		0		19.14	09/28/11
	840		0		18.90	09/28/11
	0		0		16.60	09/28/11

Bruce Johnson (15)	2,500		0		42.79	09/28/11
	2,500		0		35.49	09/28/11
	2,500		0		35.33	09/28/11
	3,360		0		39.04	09/28/11
	2,520		0		28.57	09/28/11
	8,000		0		19.14	09/28/11
	840		0		18.90	09/28/11
	0		0		16.60	09/28/11

(1)	Value based on a share price of $15.32, which was the last reported sale price for a share of our Common Stock on the NYSE on June 30, 2011.

(2)	All awards of stock options and SARs expire ten years from the date of grant or in the case of retirement, voluntary termination, or dismissal without cause, 90 days after the termination.

(3)	Half of the amount of the reported awards has been transferred to Mr. Finkelstein’s former spouse pursuant to a divorce decree.

(4)	Award vests in full on February 7, 2012.

(5)	Award vests as to 20% of the shares covered by the award on each of the first five anniversaries of the date of grant, which was April 26, 2007.

(6)	Award vests in full on May 9, 2012.

(7)	Award vests as to 20% of the shares covered by the award on each of the first five anniversaries of the date of grant, which was April 24, 2008.

(8)	Award vests as to 20% of the shares covered by the award on each of the first five anniversaries of the date of grant, which was April 30, 2009.

(9)	Award vests as to 20% of the shares covered by the award on each of the first five anniversaries of the date of grant, which was April 29, 2010.

(10)	Award vests as to 20% of the shares covered by the award on each of the first five anniversaries of the date of grant, which was April 30, 2010.

(11)	Award vests as to 20% of the shares covered by the award on each of the first five anniversaries of the date of grant, which was April 28, 2011.

(12)	Award vests as to 20% of the shares covered by the award on each of the first five anniversaries of the date of grant, which was August 22, 2006.

(13)	Award vests in full on April 28, 2012.

(14)

As part of Mr. Nelson’s amendment to his employment agreement effective April 26, 2011, provided Mr. Nelson remains employed with the Company through June 30, 2012 (or through such earlier date as agreed to between Mr. Nelson and the Company), any unvested stock awards vest in full on June 30, 2012.

(15)	All vested stock options held by Messrs. Kartarik and Johnson will expire on September 28, 2011, which is 90 days after the termination of their employment.

2011 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning options and SARs exercised and stock vested during fiscal 2011 for the Named Executive Officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Paul D. Finkelstein	0	0	21,118	355,437
Randy L. Pearce	0	0	11,711	197,175
Brent A. Moen	0	0	3,368	56,637
Gordon B. Nelson	0	0	7,982	134,457
Mark Kartarik	0	0	7,827	131,805
Bruce Johnson	0	0	7,827	131,805

(1)   The number of shares acquired on vesting of stock awards includes shares that were forfeited for withholding tax obligations. The number of shares forfeited for each Named Executive Officer is reported below:

Name	Number of Shares Used to Pay Taxes on Vested Awards (#)
Paul D. Finkelstein	6,908
Randy L. Pearce	5,208
Brent A. Moen	1,129
Gordon B. Nelson	3,533
Mark Kartarik	2,561
Bruce Johnson	2,561

Summary of Executive Agreements

Employment Agreement with Paul Finkelstein, Chairman & CEO

We are party to an amended and restated Employment Agreement dated December 31, 2008 (the “2008 Agreement”) with our Chairman and Chief Executive Officer, Paul Finkelstein. The 2008 Agreement was again amended and restated during fiscal 2011 in connection with Mr. Finkelstein’s retirement from his position as President of the Company and his anticipated retirement from his position as Chief Executive Officer with the Company, with such amendment and restatement effective as of March 1, 2011 (the “2011 Agreement” or the “Agreement”). By its terms, the Agreement expires on February 8, 2012 (the expected date of Mr. Finkelstein’s retirement from his position as Chief Executive Officer). The Agreement does not provide for an automatic renewal. Key provisions in Mr. Finkelstein’s restated Agreement include:

•                  Base Salary—Mr. Finkelstein will receive a base salary of $1,285,000 for the remaining term of the Agreement.

•                  Bonus—Mr. Finkelstein is eligible for an annual performance bonus for each of fiscal 2011 and fiscal 2012 (prorated for the period of his employment during fiscal 2012) as determined under the provisions of the Short Term Plan parameters.

•                  Long Term Incentives—Mr. Finkelstein is not eligible to participate under the Long Term Plan for either fiscal 2011 or fiscal 2012.  He will however become 100% vested in his outstanding restricted stock awards on February 7, 2012, or upon his earlier termination without Cause or for Good Reason. In addition, Mr. Finkelstein received as of March 9, 2007 165,000 restricted stock units (RSUs) as a retention incentive which cliff vest at the end of the Agreement term (i.e., February 7, 2012). Payment of the RSUs will be automatically deferred until the January 31 next following the end of the Agreement term (i.e., January 31, 2013) and will be made in shares of Regis common stock.

•                  Transition Incentives—Mr. Finkelstein will be paid a cash award of $2,750,000, 50% of which will be paid upon appointment of a new CEO, which is expected to occur on February 8, 2012, but in no event later than December 31, 2012, and the remaining 50% of which will be paid in three equal annual installments on each of February 8, 2012, 2013 and 2014.

•                  Life Insurance—We will reimburse Mr. Finkelstein $100,000 annually for premiums payable by the Executive with respect to life insurance coverage under a policy with a face amount of $10 million. We are required to make a total of ten annual premium payments on the life insurance policy, six of which have been made. We will also provide Mr. Finkelstein with a gross-up for the federal and state income taxes on the resulting income.

•                  Retirement Benefits—Upon retirement, Mr. Finkelstein is entitled to receive a lump sum cash payment equal to the present value of a hypothetical annuity consisting of monthly payments (adjusted for an annual 4% cost of living increase) with an initial monthly payment equal to 60% of his five-year average monthly compensation as of his termination of employment, excluding bonuses (the “Monthly Benefit”), and are payable for the remainder of his life (the “retirement benefit”). For purposes of determining the present value of this hypothetical annuity, the following assumptions apply:

(1)  Interest: Payments will be discounted to present value at a rate of interest equal to the yield to maturity, of 30-year U.S. Treasury Notes as of Mr. Finkelstein’s termination of employment.

(2)  Mortality: It will be assumed that payments will be made for the joint life and last survivor expectancy of Mr. Finkelstein and his former spouse, or the life expectancy of Mr. Finkelstein if his former spouse is not then living, as determined at the start of payments under Table II (Joint Life and Last Survivor Expectancy), or Table I (Single Life Expectancy), as applicable, found in IRS Publication 590. Any payments to be made beyond the life expectancy of Mr. Finkelstein, as determined under Table I, are assumed to be fifty percent (50%) of the payments then being made to Mr. Finkelstein (as adjusted for cost of living).

If Mr. Finkelstein dies while employed with us or after his termination but before payment of his retirement benefit in accordance with the terms of his Agreement, and if his former spouse survives him, she is entitled to receive monthly survivor benefits for life, with payments equal to fifty percent of the Monthly Benefit to which Mr. Finkelstein would have been entitled were he living and were he to receive his retirement benefit in the form of a monthly annuity. In addition, if Mr. Finkelstein dies while employed with us or before payment of his retirement benefit in accordance with the terms of his Agreement the remaining fifty percent of Mr. Finkelstein’s retirement benefit will be paid in a lump sum to his current spouse or other designated beneficiary.

•                  Health, Welfare and Other Benefits—During Mr. Finkelstein’s employment, health and welfare benefits are provided on the same basis as for other executive officers.

•                  Termination of Employment Payments, Benefits and Other Obligations—The following section separately addresses benefits provided to Mr. Finkelstein upon death or disability, termination without cause or for good reason, termination for cause or without good reason and termination after a change in control. Retirement benefits are provided as described above under “Retirement Benefits” except as modified below.

•                  Death or Disability. Mr. Finkelstein is entitled to his accrued compensation and obligations, including pro rata bonus for year of termination based on highest bonus during previous three years. Mr. Finkelstein will receive full vesting of any unvested stock option, restricted stock/restricted stock units and other incentive awards. In addition, Mr. Finkelstein and his spouse are entitled to lifetime health, hospitalization, prescription drug and dental insurance benefits.

•                  Dismissal without Cause or Resignation for Good Reason. Mr. Finkelstein is entitled to the same payments and benefits as provided upon death or disability, plus severance pay. Mr. Finkelstein’s severance pay is payable in a lump sum and is calculated by multiplying (a) the sum of his current base salary and highest three year bonus by (b) the number of full and partial years remaining in the Agreement term, provided that such number will be no more than three and no less than two. Mr. Finkelstein will also be entitled to a lump sum payment sufficient to pay any amounts described above under “Life Insurance” which remain unpaid as of the date of his termination of employment.

•                  Dismissal for Cause or Resignation without Good Reason. Mr. Finkelstein is entitled to payment of accrued compensation and obligations only. Retirement benefits are not payable in the event of a termination of employment for cause.

•                  Change in Control. If Mr. Finkelstein is terminated by us for any reason or resigns for good reason: (a) during the term of the Agreement and following a change in control (as defined in the Agreement), or (b) within two years following a change in control that occurs during the term of the Agreement, Mr. Finkelstein is entitled to the same payments, benefits and severance as provided upon Dismissal without Cause or Resignation for Good Reason.

Upon a change in control, Mr. Finkelstein is entitled to receive an award of 300,000 shares of Common Stock to partially recompense him for giving up the non-parachute excise tax gross-up discussed above under “Gross-Up Payments.” Mr. Finkelstein is entitled to a gross-up for the impact of parachute tax only (to put him in the same income tax position as if there was no parachute tax).

Additionally, upon any termination of Mr. Finkelstein’s employment following a change in control (except for Cause), he receives the same retirement benefits described above under “Retirement Benefits,” except that the following assumptions are used to determine the present value of the retirement benefit:

(1)  Interest: There will be no interest discount—that is, the lump sum amount will equal the total of the assumed payments.

(2)  Mortality: It will be assumed that payments will be made for the longer of (A) the period specified in the Retirement Benefits section above, or (B) two hundred and forty (240) months. Any payments to be made beyond the longer of the life expectancy of the Executive, as determined under Table I (Single Life Expectancy) found in IRS Publication 590 or any successor publication, or two hundred and forty (240) months, are assumed to be fifty percent (50%) of the Adjusted Monthly Benefit.

Mr. Finkelstein also will receive a lump sum payment of any unpaid amounts (at the time of the change in control) described above under “Life Insurance.”

•                  Post-Employment Consulting—Mr. Finkelstein will remain as a consultant after he retires from his position as CEO with the Company.  The key provisions of his post-employment consulting arrangement are as follows:

•  Consulting Period: Twenty-four (24) months following cessation of services as CEO.

•  Duties: To provide advice and assistance to the then-serving President and CEO on transition, personnel, shareholder and business issues and strategic initiatives, and to focus on retention of key business relationships and investments.

•  Compensation: An annual fee of $400,000 paid monthly during the consulting period. If Mr. Finkelstein’s consulting services are terminated other than for Cause, he will be entitled to payment for the remaining consulting period at the time he otherwise would have received payment. If Mr. Finkelstein dies or becomes disabled prior to the end of the consulting period, he will receive a lump-sum payment of the consulting fee for the remaining consulting period.  Mr. Finkelstein shall not be entitled to any further payments following termination of his consulting services for any other reason.

•  Termination: The periods of consultation and Board membership may be terminated at any time by the Board.

•  Continued Service on the Board: Mr. Finkelstein will continue to serve as the Chairman of the Board and will have the title “Executive Chairman” of the Board for so long as he continues to serve as a Board member during the consulting period.

•                  Restrictive Covenants—Mr. Finkelstein is subject to restrictive covenants prohibiting the disclosure or use of confidential information, along with two-year covenants regarding non-competition and non-solicitation of employees. Our remedies for violations of restrictive covenants include injunctive relief and forfeiture of retirement and severance benefits.

•                  Mandatory Arbitration—Disputes arising under Mr. Finkelstein’s Employment Agreement are to be resolved by binding arbitration.

Employment Agreement with Randy Pearce, President

We are party to an Employment Agreement with our Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer, Randy Pearce dated May 9, 2007 (the “2007 Agreement”), which was amended and restated during fiscal 2009 in order to comply with Code Section 409A and is effective December 31, 2008 (the “2008 Agreement” or the “Agreement”). By its terms, the Employment Agreement expires on May 9, 2012 (the fifth anniversary of the effective date of the 2007 Agreement). The Employment Agreement does not provide for an automatic renewal. Key provisions in Mr. Pearce’s contract include:

•                  Base Salary—Mr. Pearce will receive a base salary of $475,000 (subject to increase, but as determined annually by the Compensation Committee; for fiscal 2011, Mr. Pearce’s base salary was increased during fiscal 2011 (effective as of February 3, 2011) from $561,000 to $650,000 due to his promotion to President of the Company.  For the fiscal year his blended base salary was $598,083.

•                  Bonus—Mr. Pearce is eligible for an annual performance bonus as determined under the provisions of the Short Term Plan parameters.

•                  Long Term Incentives—Mr. Pearce is eligible to participate on the same basis as other executive officers under the Long Term Plan.

•                  Retention Incentives—On May 9, 2007, Mr. Pearce received 50,000 restricted stock units which cliff vest at the end of the five-year contract term (i.e., May 9, 2012). The payment will be automatically deferred until the January 31 next following the end of the five-year contract term (i.e., January 31, 2013) and will be made in shares of Regis common stock.

•                  Life Insurance—We agreed to pay Mr. Pearce $120,000 annually for three years starting in 2008 in lieu of our remaining obligation to pay: (i) premiums on an existing $2.5 million Northwestern Mutual policy insuring

Mr. Pearce’s life and (ii) a gross-up for federal and state income taxes on the resulting income. As this agreement was in lieu of a previous agreement with Mr. Pearce to pay Mr. Pearce’s life insurance premiums for a period of ten years (see the description of “Benefits” set forth in the “Compensation Discussion and Analysis” section above) and as the decision was made to extend that ten-year arrangement for other affected executives (see the “Benefits” section referenced immediately above), Mr. Pearce’s insurance payments were similarly extended for fiscal 2011.

•                  Retirement Benefits—Upon retirement, Mr. Pearce is entitled to receive a lump sum cash payment equal to the present value of a hypothetical annuity consisting of monthly payments which are equal to the greater of $5,000 or 40% of his five-year average monthly compensation as of his termination of employment, excluding bonuses (subject to a twenty year vesting schedule), and are payable for 240 months (such monthly payments referred to as the “Monthly Benefit”). Mr. Pearce has the option to elect to receive his retirement benefit in the form of the 240 monthly payments rather than the lump sum, provided that such election is made in accordance with the requirements described in the Agreement and consistent with Code Section 409A. If Mr. Pearce dies before receiving full payment of his retirement benefit, payment will be made in a lump sum or monthly payments will continue, as applicable, to his designated beneficiary (or his estate).

•                  Health, Welfare and Other Benefits—During Mr. Pearce’s employment, health and welfare benefits are provided on the same basis as for other executive officers.

•                  Termination of Employment Payments, Benefits and Other Obligations—The following section separately addresses benefits provided to Mr. Pearce upon death or disability, termination without cause or for good reason, termination for cause or without good reason and termination after a change in control. Retirement benefits are provided as described above under “Retirement Benefits” except as modified below.

•                  Death or Disability. Mr. Pearce is entitled to his accrued compensation and obligations, including pro rata bonus for year of termination based on highest bonus during previous three years. Mr. Pearce will receive full vesting of any unvested stock option, restricted stock/restricted stock units and other incentive awards. In addition, Mr. Pearce and his spouse are entitled to post-termination health, hospitalization, prescription drug and dental insurance benefits until he or she attains age 65. If Mr. Pearce becomes disabled, he will receive monthly payments beginning six months after his disability begins and continuing until the earlier of his death or attainment of age 65, or until he ceases to be disabled, in an amount equal to his Monthly Benefit. At death or attainment of age 65, he or his beneficiary will receive the benefit describe above under “Retirement Benefits.”

•                  Dismissal without Cause or Resignation for Good Reason. Mr. Pearce is entitled to the same payments and benefits provided upon death or disability, plus severance pay. Mr. Pearce’s severance pay is payable in a lump sum and is calculated by multiplying (a) the sum of Executive’s base salary and highest three year bonus by (b) the number of full and partial years remaining in the Agreement term (up to a maximum of two years). Mr. Pearce will also be entitled to a lump sum payment sufficient to pay any amounts described above under “Life Insurance” which remain unpaid as of the date of his termination of employment.  Where termination is without cause or resignation is for good reason, Mr. Pearce (and his spouse) also receive post-termination health, hospitalization, prescription drug and insurance benefits until he or she attains age 65.

•                  Dismissal for Cause or Resignation without Good Reason. Mr. Pearce is entitled to accrued compensation and obligations where dismissal is for cause. Retirement benefits are not payable in the event of a termination of employment for cause.

•                  Change in Control. If Mr. Pearce is terminated by us for any reason or if he resigns for good reason (a) during the term of the Agreement and following a change in control, or (b) within two years following a change in control that occurs during the term of the Agreement, Mr. Pearce is entitled to the same payments, benefits and severance as provided upon Dismissal without Cause or Resignation for Good Reason.

Upon a change in control Mr. Pearce also is entitled to receive an award of 50,000 shares of Common Stock to partially recompense him for giving up the non-parachute excise tax gross-up discussed above under “Gross-Up Payments.” Mr. Pearce is entitled to a gross-up for the impact of parachute tax only (to put him in the same income tax position as if there was no parachute tax).

Additionally, upon any termination of Mr. Pearce’s employment following a change in control (except for Cause), he receives the same retirement benefits described above under “Retirement Benefits,” except that the lump-sum is equal to the sum of the payments due, determined as if he were fully vested and without a present value reduction. Mr. Pearce also will be entitled to a lump sum payment of any unpaid amounts described above under “Life Insurance.”

•                  Restrictive Covenants—Mr. Pearce is subject to restrictive covenants prohibiting the disclosure or use of confidential information, along with two-year covenants regarding non-competition and non-solicitation of employees. Our remedies for violation of restrictive covenants include injunctive relief and forfeiture of retirement and severance benefits.

•                  Mandatory Arbitration—Disputes arising under Mr. Pearce’s Employment Agreement are to be resolved by binding arbitration.

Employment Agreements with Remaining Named Executive Officers

We are also party to Employment Agreements with our Chief Financial Officer (Brent Moen), our EVP-Fashion, Education & Marketing (Gordon Nelson), our former EVP-Regis Corporation and President, Franchise Division (Mark Kartarik) and our former EVP-Design & Construction (Bruce Johnson) (hereinafter referred to as the “Other Named Executive Officers”), which have been amended and restated effective as of December 31, 2008, and with respect to our Employment Agreement with Mr. Nelson, as further amended effective as of April 26, 2011. The Employment Agreement(s) have commenced as of the effective date and continue until terminated by either us or Mr. Moen or Mr. Nelson, as applicable, and with respect to Mr. Kartarik and Mr. Johnson, which have been terminated effective as of June 30, 2011 in connection with the termination of employment with the Company of each of Mr. Kartarik and Mr. Johnson effective as of June 30, 2011.

The arrangements for Mr. Moen, Mr. Nelson, Mr. Kartarik and Mr. Johnson are summarized below, including the key differences in their respective Employment Agreements:

•                  Base Salary—Base salaries of Mr. Moen, Mr. Nelson, Mr. Kartarik and Mr. Johnson are as determined by the Committee from time to time. Their fiscal 2011 base salaries were: Mr. Nelson, $501,500; Mr. Moen, $248,458; Mr. Kartarik, $466,500; and Mr. Johnson, $373,500.

•                  Bonus—Mr. Moen, Mr. Nelson, Mr. Kartarik and Mr. Johnson are each eligible for an annual performance bonus as determined under the provisions of Short Term Plan parameters.

•                  Long Term Incentives— Mr. Moen, Mr. Nelson, Mr. Kartarik and Mr. Johnson are each eligible to participate on the same basis as other executive officers under the Long Term Plan.

•                  Retirement Benefits—Upon retirement, Mr. Moen, Mr. Nelson, Mr. Kartarik and Mr. Johnson are each entitled to receive a lump sum cash payment equal to the present value of a hypothetical annuity of monthly payments which are equal to the greater of $5,000 or 40% of their respective five-year average monthly compensation as of their termination of employment, excluding bonuses (subject to a twenty year vesting schedule), and are payable for 240 months (such monthly payments referred to as the “Monthly Benefit”). In addition, Mr. Nelson’s agreement provides for the monthly benefit to be increased by $2,500 provided his employment is not terminated by us for cause or by Mr. Nelson without good reason on or before February 8, 2012. Mr. Moen, Mr. Nelson, Mr. Kartarik and Mr. Johnson have the option to elect to receive their retirement benefit in the form of the 240 monthly payments rather than the lump sum, provided that such election is made in accordance with the requirements described in their Agreement and consistent with Code Section 409A. If Mr. Moen, Mr. Nelson, Mr. Kartarik and Mr. Johnson dies before receiving full payment of his retirement benefit, payment will be made in a lump sum or monthly payments will continue, as applicable, to his designated beneficiary (or his estate). If Mr. Moen, Mr. Nelson, Mr. Kartarik and Mr. Johnson becomes disabled, he will receive monthly payments beginning six months after his disability begins and continuing until the earlier of his death or attainment of age 65, or until he ceases to be disabled, in an amount equal to his Monthly Benefit. At death or attainment of age 65, he or his beneficiary will receive the benefit describe above under “Retirement Benefits.” No retirement benefits are payable in the event of termination of employment for cause.

•                  Life Insurance—Pursuant to the terms of separate agreements with Mr. Moen, Mr. Nelson, Mr. Kartarik and Mr. Johnson we will pay premiums for a total of ten years (or as extended beyond such period by approval of the Compensation Committee) on the existing policies insuring the lives of Mr. Moen, Mr. Nelson, Mr. Kartarik and Mr. Johnson respectively. As of June 30, 2011, we have made eleven payments on each of these policies, except with respect to Mr. Moen for whom we have made only seven payments. We also provided Mr. Moen,

Mr. Nelson, Mr. Kartarik and Mr. Johnson with gross-ups for federal and state income taxes on the resulting income from our payment of the premium payments. As of June 30, 2011, the face amount of the policies insuring the lives of each of Mr. Moen, Mr. Nelson, Mr. Kartarik, and Mr. Johnson is approximately $1 million for Mr. Moen, $2.9 million for Mr. Nelson, $3.1 million for Mr. Kartarik, and $3.3 million for Mr. Johnson.

•                  Health, Welfare and Other Benefits—During Mr. Moen’s, Mr. Nelson’s, Mr. Kartarik’s and Mr. Johnson’s employment, health and welfare benefits are provided on the same basis as for other executive officers.

•                  Change in Control—If Mr. Moen or Mr. Nelson is terminated by us for any reason, other than cause, or resigns for good reason within two years following a change in control, he is entitled to an amount equal to three times the sum of his base salary and highest three year bonus (in addition to his monthly retirement benefits).

Upon a change in control, Mr. Moen is entitled to receive 20,000 shares of Common Stock and Mr. Nelson is entitled to receive an automatic award of 40,000 shares of Common Stock to partially recompense each of them for giving up a non-parachute excise tax gross-up to which they were each previously entitled but was eliminated by the Company.  Mr. Moen and Mr. Nelson are entitled to a gross-up for the impact of parachute tax only (to put him in the same income tax position as if there was no parachute tax).

Additionally, upon any termination of Mr. Moen’s or Mr. Nelson’s employment following a change in control (except for Cause), he receives (1) the same retirement benefits described under “Retirement Benefits,” except that the lump-sum is equal to the sum of the payments due, determined as if he is fully vested and without a present value reduction, and (2) a lump sum payment of any unpaid amounts described above under “Life Insurance.”

•                  Restrictive Covenants—Mr. Moen, Mr. Nelson, Mr. Kartarik and Mr. Johnson are subject to a twenty-four (24) month non-compete restrictive covenant. Our remedies for violation of the restrictive covenant include forfeiture of retirement benefits.

•                  Mandatory Arbitration—Disputes arising under Mr. Moen’s, Mr. Nelson’s, Mr. Kartarik’s or Mr. Johnson’s Employment Agreements are to be resolved by binding arbitration.

•                  Consulting Arrangement—Effective as of April 26, 2011, we have entered into an amendment to Mr. Nelson’s Employment Agreement to provide for post-employment consulting services to be provided by Mr. Nelson to the Company following his separation from service with the Company, which is expected to occur on June 30, 2012.  The key provisions of the post-employment consulting arrangement are as follows:

•                  Consulting Period: Thirty-six (36) months following the termination of Mr. Nelson’s employment with the Company.

•                  Duties: To provide advice and assistance with regard to the Company’s training and education programs.

•                  Compensation: Mr. Nelson will be paid an annual fee of $250,000 to be paid monthly during the consulting period for so long as he provides consulting services to the Company. In addition to the consulting fee, provided that Mr. Nelson remains employed with the Company through June 30, 2012 (or through such earlier date as agreed to between Mr. Nelson and the Company), he will become 100% vested in his unvested restricted stock awards on his separation date.  If Mr. Nelson’s services are terminated prior to the expiration of the consulting period for other than Cause, Mr. Nelson will remain entitled to payment of compensation for the remaining consulting period at the time he otherwise would have received payment.

Definitions under Executive Agreements

Certain of the terms used in the executive agreements are defined below:

•                  Cause—acts resulting in a felony conviction that is materially detrimental to the financial interests of the Company; willful nonperformance by the executive of his material employment duties (other than by reason of physical or mental incapacity); or willful engagement in fraud or gross misconduct that is materially detrimental to the financial interests of the Company.

•                  Good Reason—assignment to the executive of duties inconsistent with his status or any adverse alteration in the executives reporting responsibilities, titles or offices; reduction of the executive’s base salary; material breach of the agreement by the Company; requirement that the executive’s principal place of employment be relocated by more than 30 miles from the Company’s current address; or the Company’s failure to obtain an agreement from any successor entity to assume the Company’s obligations under the agreement.

•                  Disability—physical or mental disability or health impairment that prevents the effective performance by the executive of his duties on a full time basis.

•                  Change in Control—a person is or becomes the beneficial owner of 20% or more of the outstanding common stock or outstanding voting securities of the Company; consummation of a merger or consolidation of the Company, a statutory share exchange or an acquisition of all or substantially all of the Company’s assets unless the beneficial owners of the Company’s outstanding voting securities immediately prior to the transaction beneficially own more than 50% of the voting power of the outstanding voting securities of the surviving entity in substantially the same proportions; or the incumbent directors cease to constitute at least a majority of the Board.

Separation Agreement with Mark Kartarik, Former Executive Vice President and President, Franchise Division.  As referenced above, Mr. Kartarik’s employment with the Company was terminated effective as of June 30, 2011.  In connection with such termination, we have entered into a Separation and Non-Disparagement Agreement and General Release with Mr. Kartarik, the key provisions of which are as follows:

•                  Severance Compensation —Mr. Kartarik received severance compensation of $933,000 (gross), $25,000 of which was paid on July 27, 2011, and the remaining $908,000 was paid in a lump sum on August 8, 2011.  The severance amount represents two years of Mr. Kartarik’s base salary exclusive of his perquisite allowance amount ordinarily included as base salary.

•                  Bonus —As Mr. Kartarik was employed by the Company through the close of fiscal 2011, he is eligible to receive a full bonus payment pursuant to our short-term bonus plan for Executive Vice Presidents for fiscal 2011, payment to be made at the same time as payments are made to all eligible executives.

•                  Long-Term and Equity Incentives —Pursuant to the terms of the Long Term Plan, we did not exercise our discretion to accelerate vesting of Mr. Kartarik’s unvested restricted stock but rather Mr. Kartarik’s unvested restricted stock, stock option and stock appreciation right awards were forfeited as of June 30, 2011. Under the terms of the Long Term Plan, Mr. Kartarik was allowed to exercise his vested, unexercised stock option and stock appreciation rights for a period of ninety (90) days following his termination date, provided such exercise was during an open trading window pursuant to our Insider Trading Policy.

•                  Retirement Benefits —Pursuant to the terms of Mr. Kartarik’s Employment and Deferred Compensation Agreement with us, Mr. Kartarik will receive a lump sum cash payment of his retirement benefit (see discussion under the supplemental retirement benefit portion of the “Retirement Plans and Arrangements” section below) based on a fully vested Monthly Benefit to be discounted as provided under the terms of his Employment Agreement and paid the first day of the month following the date that is six months after his termination date.

•                  Health and Welfare Benefits —Mr. Kartarik and his spouse are permitted to continue participation in our health and welfare benefit plans consistent with the coverage provided to Executive Vice Presidents of the Company through June 30, 2013.  In addition, we have agreed to allow Mr. Kartarik to continue his participation in our executive medical reimbursement plan, which provides for the reimbursement of qualified medical expenses not to exceed $7,000 annually, through June 30, 2013.

•                  Company Benefits and Executive Perquisites —Mr. Kartarik received a one-time lump sum payment of $50,000 (gross) in lieu of the perquisite allowance amount ordinarily included in base salary, and in lieu of all other Company-provided benefits.

•                  Covenants —As part of the Separation Agreement, Mr. Kartarik has agreed to a general non-disparagement clause and a release of legal claims against the Company.

Separation Agreement with Bruce Johnson, Former Executive Vice President, Design and Construction.  As referenced above, Mr. Johnson’s employment with the Company was also terminated effective as of June 30, 2011.  In connection with such termination, we have entered into a Separation and Non-Disparagement Agreement and General Release with Mr. Johnson, as well as a post-employment Consulting Agreement, the key provisions of which are as follows:

•                  Severance Compensation —Mr. Johnson received severance compensation of $373,500 (gross), which was paid in a single lump sum on July 27, 2011.

•                  Bonus —As Mr. Johnson was employed by the Company through the close of fiscal 2011, he is eligible to receive a full bonus payment pursuant to our short-term bonus plan for Executive Vice Presidents for fiscal 2011, payment to be made at the same time as payments are made to all eligible executives.

•                  Long-Term and Equity Incentives —Pursuant to the terms of the Long Term Plan, we did not exercise our discretion to accelerate vesting of Mr. Johnson’s unvested restricted stock but rather the unvested restricted stock, stock option and stock appreciation right awards were forfeited effective June 30, 2011. Under the terms of the Long Term Plan, Mr. Johnson was allowed to exercise his vested, unexercised stock option and stock appreciation rights for a period of ninety (90) days following his termination date, provided such exercise was during an open trading window pursuant to our Insider Trading Policy.

•                  Retirement Benefits —Pursuant to the terms of Mr. Johnson’s Employment and Deferred Compensation Agreement with us, he will receive a lump sum cash payment of his retirement benefit (see discussion under the supplemental retirement benefit portion of the “Retirement Plans and Arrangements” section below) based on a fully vested Monthly Benefit to be discounted as provided under the terms of his Employment Agreement and paid the first day of the month following the date that is six months after his termination date (i.e., January 1, 2013).

•                  Health, Welfare and Other Benefits —Mr. Johnson is permitted to continue participation in our health and welfare benefit plans consistent with the coverage provided to Executive Vice Presidents of the Company through June 30, 2012.  In addition, we have agreed to allow Mr. Johnson to continue his participation in our executive medical reimbursement plan, which provides for the reimbursement of qualified medical expenses not to exceed $7,000, through June 30, 2012. With respect to Mr. Johnson’s company-provided automobile, we have agreed to continue to pay the lease payments and auto insurance payments (plus a gross-up for the resulting taxes) through November 1, 2011, the end of the current lease term.

•                  Covenants —As part of the Separation Agreement, Mr. Johnson has agreed to a general non-disparagement clause and a release of legal claims against the Company.

•                  Post-Employment Consulting—Mr. Johnson will remain as a consultant to the Company after his termination of employment with the Company.  The key provisions of his consulting arrangement are as follows:

•                  Consulting Period: One year, with successive one year renewal periods at the option of both parties, provided that effective July 1, 2012, the agreement may be terminated upon ninety (90) days written notice by either party.

•                  Duties: To provide architectural services to the Company to include, without limitation, store planning, review, modification and certification of construction documents for new and remodeled stores, as well as certification of any forms or letters as required by governmental authorities to be completed by a registered architect.

•                  Compensation: Mr. Johnson will be paid an annual fee of $250,000 to be paid monthly during the Consulting Period for so long as he provides consulting services to the Company. In addition to the consulting fee, Mr. Johnson will receive (i) a $25,000 allowance for payment of reasonable travel and business expenses incurred in connection with the performance of consulting services for the Company, and (ii) reimbursement for architectural license fees. These compensatory terms were approved by the Compensation Committee commensurate with its assessment of Mr. Johnson’s ongoing consulting obligations.

Retirement Plans and Arrangements

In addition to a discount stock purchase plan generally available to all employees, we provide the Named Executive Officers with the following retirement benefits: Nonqualified deferred compensation benefit, and Executive Retirement Savings Program.

Nonqualified supplemental retirement benefit:  We offer senior executives a nonqualified supplemental executive retirement benefit that is funded through key personal life insurance policies. The retirement benefit is included within the terms of an executive’s Employment Agreement with the Company and provides for a lump sum payment upon retirement in an amount equal to the present value of a hypothetical annuity of 240 monthly payments which are equal to the executive’s vested percentage multiplied by the greater of (i) 40% of the executive’s average monthly compensation for the sixty (60) month period preceding the executive’s termination (60% in the case of the Chairman & CEO) and (ii) $5,000 (the “Monthly Benefit”). The present value of the annuity is determined using an interest rate equal to the yield to maturity of 30-year U.S. Treasury Notes as of the date of payment. An executive’s vested percentage is determined under a 20-year vesting schedule based on the executive’s completed years of service, with vesting commencing at five percent (5%) after 7 years of service and the executive becoming fully vested after 20 years of service. If payment is made prior to age 65, the hypothetical annuity of 240 monthly payments is first determined as an annuity starting at age 65, and is converted to an immediate commencement annuity using a Treasury Note rate with a duration comparable to the duration between the time of payment and age 65.

Under their Employment Agreements, executives have the option to elect to receive their retirement benefit in the form of an annuity (i.e., the 240 monthly payments) rather than the lump sum, provided that such election is made in accordance with the requirements described in their Employment Agreement.

In addition to the possibility for reduction based on: (1) the vesting schedule, and/or (2) the present value discount for a lump sum payment, an executive’s retirement benefit is subject to further discount if paid prior to age 65 (an “Early Retirement”). The discount factor used to determine the Monthly Benefit upon Early Retirement is the yield to maturity of U.S. Treasury Notes, with a maturity date nearest the executive’s 65th birthday. Subject to timing requirements as set forth in the executive’s Employment Agreement, executives have the option to elect, at least 12 months prior to their Early Retirement, to defer receipt of their retirement benefit, and therefore to receive a larger benefit. The nonqualified supplemental retirement benefit is designed to recognize long-term service with Regis and as a retention tool through the vesting schedule and discounting provisions. The nonqualified supplemental retirement benefit is forfeited upon an executive’s termination for cause (as defined in the executive’s Employment Agreement).

Executive Retirement Savings Plan:  Named Executive Officers are eligible to defer some or all of their annual salary and/or annual non-equity incentive compensation (i.e., bonus) into our Executive Retirement Savings Plan, a nonqualified deferred compensation plan. Executives may defer up to 100% of their annual compensation, including bonus. Elections to defer compensation under the Executive Retirement Savings Plan are made annually, prior to the beginning of the year in which the deferred compensation is earned. Employer contributions under the Executive Retirement Savings Plan for our Named Executive Officers include a 25% match on up to a maximum of $100,000 in deferred compensation and a discretionary annual profit sharing contribution. We deposit the deferred amounts and employer contributions into a trust for the benefit of plan participants. In accordance with tax laws, the assets of the trust are subject to claims of the Company’s creditors. Participant account balances are deemed invested as the executive directs, from time to time, among the investment alternatives offered. Subject to compliance with applicable tax requirements (including without limitation Code Section 409A), executives may elect the distribution date for salary and bonus deferrals. However, employer profit sharing contributions are distributed only upon termination of employment.

PENSION BENEFITS IN 2011

The following table sets forth certain information concerning pension benefits for the Named Executive Officers for fiscal 2011:

Name	Age at June 30, 2011	Plan Name(1)	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Paul D. Finkelstein	68	Employment and Deferred Compensation Agreement	25	12,932,000	—
Randy L. Pearce	56	Employment and Deferred Compensation Agreement	28	1,694,324	—
Brent A. Moen	44	Employment and Deferred Compensation Agreement	9	307,358	—
Gordon B. Nelson	60	Employment and Deferred Compensation Agreement	34	1,881,316	—
Mark Kartarik	54	Employment and Deferred Compensation Agreement	29	1,317,109	—
Bruce Johnson	57	Employment and Deferred Compensation Agreement	34	1,226,288	—

(1)                                 Retirement benefits provided under the applicable employment agreement for each Named Executive Officer as described above under “Summary of Executive Agreements.”

(2)                                 Present value calculated based on the following assumptions: (i) expected retirement age of the later of (A) June 30, 2011 or (B) age 65, which is the earliest time a participant may retire without any benefit reduction due to age, (ii) post-retirement mortality of RP-2000 (IRS Publication 590 in the case of Mr. Finkelstein, in accordance with the terms of Mr. Finkelstein’s Employment Agreement with the Company), (iii) cost of living adjustment return of 2.5% (4% in the case of Mr. Finkelstein, in accordance with the terms of his Employment Agreement) and (iv) discount rate of 5.5% (4.75% in the case of Mr. Finkelstein).

NONQUALIFIED DEFERRED COMPENSATION FOR 2011

The following table sets forth certain information concerning nonqualified deferred compensation under our Executive Retirement Savings Plan for the Named Executive Officers for fiscal 2011:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(1)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Paul D. Finkelstein	100,000	56,079	58,352	0	2,095,593
Randy L. Pearce	109,152	39,444	57,391	134,274	541,805
Brent A. Moen	86,062	23,740	46,194	128,182	219,509
Gordon B. Nelson	328,829	48,592	34,547	308,017	599,017
Mark Kartarik	102,548	36,514	28,972	143,153	553,748
Bruce Johnson	210,643	34,037	371,958	0	2,360,698

(1)           The following amounts of contributions and earnings reflected in the table above have been reported in the current year or prior years’ Summary Compensation Tables:

	Total Amount	Current Year Summary Compensation Table
Name	Reported in Current or Prior Summary Compensation Tables ($)	Salary ($)	Non-Equity Incentive Plan ($)	Above-Market Earnings ($)	Company Match and Profit-Sharing Contribution in All Other Compensation ($)
Paul D. Finkelstein	2,542,960	100,000	0	0	56,079
Randy L. Pearce	1,422,459	109,152	0	0	39,444
Brent A. Moen	109,802	24,637	61,425	0	23,740
Gordon B. Nelson	2,100,985	45,833	282,996	0	48,592
Mark Kartarik	855,798	102,548	0	0	36,514
Bruce Johnson	584,316	0	210,643	0	34,037

(2)           The measurement funds available under the Executive Retirement Savings Plan as of June 30, 2011, and their annualized returns as of June 30, 2011, were as follows:

Name of Fund	Rate of Return
American Beacon Large Cap Value Plan	26.57%
Fidelity Contrafund	28.21
Spartan U.S. Bond Index Fund	3.59
Turner Midcap Growth Fund	46.01
Fidelity Midcap Value Fund	33.60
Fidelity Freedom 2000 Fund	10.07
Columbia Acorn USA Fund-Class Z	43.38
Wells Fargo Small Cap Value Fund-Class Z	22.93
Fidelity International Discovery Fund	31.46
Spartan International Index Fund-Investor Class	32.14
Spartan Extended Market Index-Investor Class	39.22
Regis Corporation Common Stock Fund	15.32
Pimco Total Return Fund-Administrative Fund	5.67
Fidelity Freedom 2005 Fund	16.17
Fidelity Freedom 2010 Fund	18.53
Fidelity Freedom 2015 Fund	18.93
Fidelity Freedom 2020 Fund	21.91
Fidelity Freedom 2025 Fund	24.21
Fidelity Freedom 2030 Fund	25.43
Fidelity Freedom 2035 Fund	27.11
Fidelity Freedom 2040 Fund	27.62
Fidelity Freedom 2045 Fund	28.11
Fidelity Freedom 2050 Fund	29.14
Fidelity Money Market Trust Retirement Portfolio	.02
Fidelity Freedom Income Fund	9.49

Potential Payments Upon Termination or Change in Control

The tables that follow describe potential payments and benefits provided to our NEOs or their beneficiaries under existing employment agreements, plans and arrangements under various scenarios involving a termination of employment and/or a change in control, and assuming that the event(s) occurred on June 30, 2011. The agreements are described in more detail above under “Post-Employment Compensation—Change in Control Arrangements” and “Summary of Executive Agreements.” The following presentation has been keyed to the following events upon which an NEO or his beneficiary would be entitled to a payment or benefit:

•                  voluntary termination or involuntary termination prior to a change in control;

•                  termination due to death;

•                  termination due to disability;

•                  a change in control not involving an employment termination; and

•                  involuntary termination or voluntary termination after a change in control.

Unless otherwise specified, an “involuntary termination” for these purposes includes a termination by the NEO for “good reason,” but does not include a termination for “cause.” A “voluntary termination” refers to a termination by the NEO other than for “good reason.” “Cause” for these purposes generally refers to acts by an executive that result in a felony conviction, willful non-performance of material employment duties (other than by reason of physical or mental incapacity), or willfully engaging in fraud or gross misconduct that is materially detrimental to our financial interests. “Good reason” for these purposes generally refers to an adverse change in the nature of an executive’s authority, position, duties or responsibilities; a reduction in base salary (and in some cases our failure to continue any compensation or benefit plan in which an executive participates); a material breach by us of the applicable employment agreement; a change of more than 30 miles in the location of an executive’s principal place of employment; or our failure to obtain the agreement of any successor to perform our obligations under the applicable employment agreement.

Because the employment of Messrs. Kartarik and Johnson terminated at the close of fiscal 2011, information has only been provided based on their actual termination event.

Voluntary Termination Not Related to Change in Control

Name	Medical, Dental & Life Insurance Benefits (1) ($)	Enhanced/Accelerated Retirement Benefits (2) ($)
Randy L. Pearce	120,000	1,305,621
Brent A. Moen	N/A	75,116
Gordon B. Nelson	N/A	1,648,314

(1)                 For Mr. Pearce, the amount represents a lump sum cash payment of $120,000 in lieu of a previous agreement to pay life insurance premiums and the related tax gross-up on behalf of Mr. Pearce (see description above under the Life Insurance subsection of the “Employment Agreement with Randy Pearce, President” section).

(2)                 Each amount represents the present value of a hypothetical annuity of 240 monthly payments (the Monthly Benefit described above under the section titled “Retirement Plans and Arrangements”), calculated using a 4.38% rate of interest, which is equal to the yield to maturity of 30-year U.S. Treasury Notes as of June 30, 2011. Mr. Finkelstein is entitled to retirement payments upon voluntary termination. This payment is described in the section titled “Pension Benefits in 2011” and is not listed again here.

Involuntary Termination Not Related to Change in Control

Name	Pro-Rata Bonus (1) ($)	Severance(2) ($)	Accelerated Vesting of Equity Awards (3) ($)	Medical, Dental & Life Insurance Benefits (4) ($)	Enhanced/Accelerated Retirement Benefits (5) ($)
Paul D. Finkelstein	1,064,278	4,697,556	3,371,212	1,063,936	—
Randy L. Pearce	357,500	796,001	1,410,512	230,060	1,305,621
Brent A. Moen	N/A	N/A	N/A	N/A	75,116
Gordon B. Nelson	N/A	N/A	N/A	N/A	1,648,314
Mark Kartarik	115,459	1,008,135	N/A	37,791	1,014,964
Bruce Johnson	92,441	396,121	N/A	21,528	934,573

(1)           Pro rated bonus based on the number of days the executive was employed during the fiscal year in which termination occurred. Bonus amount pro rated is the executive’s largest annual bonus received during the three full fiscal years prior to the fiscal year during which termination occurred. For presentation purposes, a full year amount is shown because termination is assumed to have occurred on the last day of the fiscal year.

(2)           For Messrs. Finkelstein and Pearce, the amount represents a lump sum payment equal to the sum of: (1) the executive’s annual base salary at termination and (2) the largest annual bonus received during the three full fiscal years prior to the fiscal year in which termination occurred, multiplied by the number of full and partial years remaining in the term of the executive’s employment agreement (but not less than two years nor more than three years in the case of Mr. Finkelstein, or more than two years in the case of Mr. Pearce). At June 30, 2011, the multiplier is two years for Mr. Finkelstein and 0.833 or 10 months for Mr. Pearce.  Because Mr. Kartarik’s employment terminated at the close of fiscal 2011, the amounts reported for Mr. Kartarik are the actual amounts he has received or will receive pursuant to the terms of his Separation Agreement with the Company.  Accordingly, for Mr. Kartarik, the amount represents (i) 24 months of base pay; (ii) $50,000 payment in lieu of officer perquisite allowance (ordinarily included as additional salary) and other company provided benefits; (iii) two years of medical and dental insurance benefits for employee and spouse; and (iv) a $7,000 executive medical reimbursement account provided for two years plus a gross-up for related taxes.  In addition, because Mr. Johnson’s employment terminated at the close of fiscal 2011, the amounts reported for Mr. Johnson are the actual amounts he has received or will receive pursuant to the terms of his Separation Agreement with the Company.  Accordingly, for Mr. Johnson, the amount represents (i) 12 months of base pay; (ii) automobile lease and insurance through November 1, 2011, plus a gross-up for related taxes; (iii) one year of medical and dental insurance benefits for employee and spouse; and (iv) a $7,000 executive medical reimbursement account provided for one year, plus a gross-up for related taxes.  We also entered into a post-termination Consulting Agreement with Mr. Johnson.  For additional information on the Separation Agreements with Messrs. Kartarik and Johnson and the Consulting Agreement with Mr. Johnson, see “Summary of Executive Agreements” above.

(3)           Amounts represent the intrinsic value of option, SAR and restricted stock awards as of June 30, 2011 for which the vesting would be accelerated. The value entered for options and SARs is based on the difference between $15.32, the closing price of our Common Stock on June 30, 2011, the last trading day of the fiscal year, on the NYSE, and the option or SAR exercise price. The value entered for restricted stock is the number of shares for which vesting was accelerated multiplied by $15.32.

(4)           See note (3) above regarding amounts for Messrs. Kartarik and Johnson.  For Messrs. Finkelstein and Pearce, the amounts represent medical, dental and life insurance coverage benefits outlined in the table below:

Benefit	Finkelstein ($)	Pearce ($)
Medical insurance coverage (a)	336,378	105,339
Dental insurance coverage (b)	9,426	4,721
Life insurance coverage (c)	718,133	120,000
Total	1,063,936	230,060

(a)           Represents the present value of the estimated annual medical premiums for Mr. Finkelstein and his spouse for their lives. For Mr. Pearce, the amount represents the present value of the estimated annual medical premiums for him and his spouse through the age of 65.

(b)           Represents the present value of the estimated annual dental premiums for Mr. Finkelstein and his spouse for their lives. For Mr. Pearce, the amount represents the present value of the estimated annual dental premiums for him and his spouse through the age of 65.

(c)           For Mr. Finkelstein, amount represents a lump sum cash payment sufficient to make annual payments of (i) $100,000 for reimbursement of life insurance premiums through February 2015, plus (ii) a tax gross-up amount to cover federal and state income taxes on the amount reimbursed. As described above under the Life Insurance subsection of the “Employment Agreement with Randy Pearce, President” section, for Mr. Pearce, the amount represents the extension for fiscal 2011 of an agreement to cover the cost of life insurance premiums and related tax gross-ups.

(5)           Mr. Finkelstein is entitled to retirement payments upon involuntary termination, which are described in the section titled “Pension Benefits in 2011.” Those benefits are not listed again here. For Messrs. Pearce, Moen, Nelson, Kartarik, and Johnson, the amounts represent a lump sum cash payment equal to the present value of a hypothetical annuity of 240 monthly payments (the Monthly Benefit described in the section titled “Retirement Plans and Arrangements”) calculated using a 4.38% rate of interest, which is equal to the yield to maturity of 30-year U.S. Treasury Notes as of June 30, 2011.

Termination Due to Death

Name	Pro Rata Bonus (1) ($)	Accelerated Vesting of Equity Awards (2) ($)	Medical, Dental & Life Insurance Benefits (3) ($)	Survivor Benefit (4) ($)
Paul D. Finkelstein	1,064,278	3,371,212	345,804	8,837,716
Randy L. Pearce	357,500	1,410,512	110,060	1,737,592
Brent A. Moen	N/A	230,881	N/A	708,228
Gordon B. Nelson	N/A	345,665	N/A	1,799,823

(1)           Pro rated bonus based on the number of days the executive was employed during the fiscal year in which termination occurred. Bonus amount pro rated is the executive’s largest annual bonus received during the three full fiscal years prior to the fiscal year during which termination occurred. For presentation purposes, a full year amount is shown because termination is assumed to have occurred on the last day of the fiscal year.

(2)           Amounts represent the intrinsic value of SAR, option and restricted stock awards as of June 30, 2011 for which the vesting was accelerated. The value entered for options and SARs is based on the difference between $15.32, the closing price of the Company’s Common Stock on June 30, 2011 on the NYSE, and the option or SAR exercise price. The value entered for restricted stock is the number of shares for which vesting was accelerated multiplied by $15.32.

(3)           Represents medical and dental benefits outlined in the table below:

Benefit	Finkelstein ($)	Pearce ($)
Medical insurance coverage (a)	336,378	105,339
Dental insurance coverage (b)	9,426	4,721
Total	345,804	110,060

(a)           Represents the present value of the estimated annual medical premiums for Mr. Finkelstein and his spouse for their lives. For Mr. Pearce, the amount represents the present value of the estimated annual medical premiums for him and his spouse through the age of 65.

(b)           Represents the present value of the estimated annual dental premiums for Mr. Finkelstein and his spouse for their lives. For Mr. Pearce, the amount represents the present value of the estimated annual dental premiums for him and his spouse through the age of 65.

(4)           For Mr. Finkelstein, if his former spouse survives him, she will receive for the remainder of her life a monthly benefit equal to one-half the adjusted monthly retirement payable to Mr. Finkelstein. As described above under the “Employment Agreement with Mr. Finkelstein” section, the remaining fifty percent of Mr. Finkelstein’s retirement benefit will be paid in a lump sum to his current spouse or other designated beneficiary if Mr. Finkelstein dies while still employed with the Company.

The amount shown for Mr. Finkelstein represents the present value of the sum of (i) the monthly benefit payment to his former spouse (payment period based on the Single Life Expectancy in IRS Publication 590 of his former spouse), and (ii) the lump sum retirement benefit paid to his designated beneficiary (based on the Joint Life and Last Survivor Expectancy in IRS Publication 590 of Mr. Finkelstein and his former spouse). For each of Messrs. Pearce, Moen and Nelson, the amount shown represents the present value of a hypothetical annuity of the monthly retirement benefit payable to his beneficiary for

240 months calculated using a 4.38% rate of interest, which is equal to the yield to maturity of 30-year U.S. Treasury Notes as of June 30, 2011.

Termination Due to Disability

Name	Pro Rata Bonus (1) ($)	Accelerated Vesting of Equity Awards (2) ($)	Medical, Dental & Life Insurance Benefits (3) ($)	Enhanced/Accelerated Retirement Benefits (4) ($)
Paul D. Finkelstein	1,064,278	3,371,212	1,063,936	—
Randy L. Pearce	357,500	1,410,512	230,060	1,713,011
Brent A. Moen	N/A	230,811	N/A	590,152
Gordon B. Nelson	N/A	345,665	N/A	1,815,739

(1)           Pro rated bonus based on the number of days the executive was employed during the fiscal year in which termination occurred. Bonus amount pro rated is the executive’s largest annual bonus received during the three full fiscal years prior to the fiscal year during which termination occurred. For presentation purposes, a full year amount is shown because termination is assumed to have occurred on the last day of the fiscal year.

(2)           Amounts represent the intrinsic value of SAR, option and restricted stock awards as of June 30, 2011 for which the vesting was accelerated. The value entered for options and SARs is based on the difference between $15.32, the closing price of our Common Stock on June 30, 2011 on the NYSE, and the option or SAR exercise price. The value entered for restricted stock is the number of shares for which vesting was accelerated multiplied by $15.32.

(3)           Represents medical, dental and life insurance coverage benefits outlined in the table below:

Benefit	Finkelstein ($)	Pearce ($)
Medical insurance coverage (a)	336,378	105,339
Dental insurance coverage (b)	9,426	4,721
Life insurance coverage (c)	718,133	120,000
Total	1,063,936	230,060

(a)           Represents the present value of the estimated annual medical premiums for Mr. Finkelstein and his spouse for their lives. For Mr. Pearce, the amount represents the present value of the estimated annual medical premiums for him and his spouse through the age of 65.

(b)           Represents the present value of the estimated annual dental premiums for Mr. Finkelstein and his spouse for their lives. For Mr. Pearce, the amount represents the present value of the estimated annual dental premiums for him and his spouse through the age of 65.

(c)           For Mr. Finkelstein, the amount represents a lump sum cash payment sufficient to make annual payments of (i) $100,000 for reimbursement of life insurance premiums through February 2015, plus (ii) a tax gross-up amount to cover federal and state income taxes on the amount reimbursed. For Mr. Pearce, the amount represents the lump sum cash payment of $120,000 in substitution for a previous arrangement to cover the cost of life insurance premiums and related tax gross-ups for a ten-year period. As described above under the Life Insurance subsection of the “Employment Agreement with Randy Pearce, President” section, this benefit was extended for fiscal 2011.

(4)           For each of Messrs. Pearce, Moen, and Nelson, the amount shown represents the lump sum cash payment equal to the sum of (i) the present value of the monthly retirement benefit payable commencing six months after the period of disability begins and continuing until the executive attains age 65 (assuming that the executive does not die before reaching age 65); plus (ii) the present value of a hypothetical annuity of 240 month payments commencing at age 65 (the Monthly Benefit described in the section titled “Retirement Plans and Arrangements”) calculated using a 4.38% rate of interest, which is equal to the yield to maturity of 30-year U.S. Treasury Notes as of June 30, 2011. Because Mr. Finkelstein is retirement eligible, his retirement benefits in the event of disability are the same as the adjusted retirement benefits described above under “Pension Benefits.”

Change in Control

Name	Additional Equity Award (1) ($)	Accelerated Vesting of Existing Equity Awards (2) ($)	Life Insurance Benefits (3) ($)	Tax Gross-Up (4) ($)
Paul D. Finkelstein	4,596,000	3,371,212	718,133	0
Randy L. Pearce	766,000	1,410,512	120,000	0
Brent A. Moen	306,400	230,811	N/A	0
Gordon B. Nelson	612,800	345,665	N/A	0

(1)           Amounts represent the intrinsic value of unrestricted stock awards granted as of June 30, 2011, determined by multiplying the number of shares granted by $15.32, the closing price of our Common Stock on June 30, 2011 on the NYSE. The number of shares to be awarded pursuant to the respective employment agreements is 300,000 shares for Mr. Finkelstein; 50,000 shares for Mr. Pearce, 20,000 shares for Mr. Moen, and 40,000 shares for Mr. Nelson.

(2)           Amounts represent the intrinsic value of SAR, option and restricted stock awards as of June 30, 2011 for which the vesting was accelerated. The values entered for options and SARs are based on the difference between $15.32, the closing price of our Common Stock on June 30, 2011 on the NYSE, and the option or SAR exercise price. The value entered for restricted stock is the number of shares for which vesting was accelerated multiplied by $15.32.

(3)           For Mr. Finkelstein, the amount represents the amount of a lump sum cash payment sufficient to make annual payments of (i) $100,000 for reimbursement of life insurance premiums through February 2015, plus (ii) a tax gross-up amount to cover federal and state income taxes on the amount reimbursed. For Mr. Pearce, the amount represents a lump sum cash payment of $120,000 for an extension of an arrangement to cover the cost of life insurance premiums plus the related taxes (see footnote 3(c) to the immediately preceding section).

(4)           Represents amounts payable by us to reimburse the NEOs for the amount of any excise taxes payable under Code Section 4999 (“Code Section 4999”) with respect to payments and benefits disclosed in this table. If a termination were to occur after or in connection with a change in control, additional payments and benefits would be provided as described in the two following tables, and the tax gross-up calculations described below would apply. The gross-up amounts assume a 35% federal tax rate, 7.85% state tax rate and 1.45% payroll tax rate.

Involuntary Termination After Change in Control

As disclosed in the immediately preceding table, certain payments and benefits would be made available to the NEOs regardless of whether a termination of employment also occurs. This table and the table that follows it (the “Voluntary Termination After Change in Control” table) describe additional payments and benefits that would be provided under certain circumstances if an NEO’s employment terminates after (generally within two years) a change in control. For presentation purposes, such a termination of employment is deemed to occur on June 30, 2011, concurrently with the change in control. The tax gross-up amounts disclosed in each of the two tables that follow reflect calculations that include payments and benefits provided under the immediately preceding table (regardless of whether there is a termination of employment in connection with the change in control) and those provided under the applicable table that follows. As such, the tax gross-up amounts in each of the following two tables are not additive to the tax gross-up amounts shown in the immediately preceding table.

Involuntary Termination Not Related to Change in Control

Name	Severance (1) ($)	Pro-Rata Bonus (1) ($)	Accelerated Vesting of Existing Equity Awards (3) ($)	Medical, Dental & Life Insurance Benefits (4) ($)	Enhanced/Accelerated Retirement Benefits (5) ($)	Tax Gross-Up (6) ($)
Paul D. Finkelstein	4,697,556	1,064,278	3,371,212	345,804	22,996,598	15,343,380
Randy L. Pearce	796,001	357,500	1,410,512	110,060	4,095,374	2,361,446
Brent A. Moen	1,008,624	N/A	N/A	350,090	1,669,240	1,565,490
Gordon B. Nelson	2,367,084	N/A	N/A	N/A	4,242,050	3,121,809

(1)           For Messrs. Finkelstein and Pearce, amount shown is a lump sum payment equal to the sum of the executive’s annual base salary and largest annual bonus received during the three full fiscal years prior to the fiscal year in which termination occurred, multiplied by the number of full and partial years remaining in the term of the executive’s employment agreement (but not less than two years nor more than three years in the case of

Mr. Finkelstein, or more than two years in the case of Mr. Pearce). At June 30, 2011, the multiplier is two years for Mr. Finkelstein and 0.833 or 10 months for Mr. Pearce. For Messrs. Moen and Nelson, amount shown is a lump sum payment equal to three times the sum of the executive’s annual base salary and largest annual bonus received during the 36 months immediately preceding the change in control.

(2)           Pro rated based on the number of days the executive was employed during the fiscal year in which termination occurred. Bonus amount pro rated is the executive’s largest annual bonus received during the three full fiscal years prior to the fiscal year during which termination occurred. For presentation purposes, a full year amount is shown because termination is assumed to have occurred on the last day of the fiscal year.

(3)           All stock option, SAR and restricted stock awards vest in full upon a change in control, and value to each NEO of such accelerated vesting is disclosed in the immediately preceding table. The employment agreements for Messrs. Finkelstein and Pearce each provide that if his employment is terminated by us or our successor for any reason or by the executive for good reason within two years of a change in control (or after a change in control during the remaining term of the executive’s employment agreement), all option, SAR, restricted stock and restricted stock unit awards then outstanding will immediately vest in full. Under such circumstances, awards that had not yet been granted when the change in control occurred could also be accelerated for these two individuals.

(4)           For Mr. Moen, the amount represents the amount of a lump sum cash payment sufficient to make annual payments of $65,000 for payment of life insurance, plus a tax gross-up amount to cover federal and state income taxes on the amount reimbursed (at June 30, 2011, three payments remained).  As disclosed in note (3) to the immediately preceding table, the value of certain life insurance premium benefits available to Mr. Finkelstein would be accelerated upon a change in control, and is not repeated here. For Messrs. Finkelstein and Pearce, the amount represents medical and dental benefits outlined in the table below.

Benefit	Finkelstein ($)	Pearce ($)
Medical insurance coverage (a)	336,378	105,339
Dental insurance coverage (b)	9,426	4,721
Total	345,804	110,060

(a)           Represents the present value of the estimated annual medical premiums for Mr. Finkelstein and his spouse for their lives. For Mr. Pearce, the amount represents the present value of the estimated annual medical premiums for him and his spouse through the age of 65.

(b)           Represents the present value of the estimated annual dental premiums for Mr. Finkelstein and his spouse for their lives. For Mr. Pearce, the amount represents the present value of the estimated annual dental premiums for him and his spouse through the age of 65.

(5)           For Mr. Finkelstein, who is retirement eligible, the amount represents the amount of a lump sum cash payment equal to his full Monthly Benefit (without any reduction for discounting or vesting and assuming annual 4% increases in the amount of that benefit) multiplied by the greater of (i) 240 or (ii) the joint life expectancy in months of Mr. Finkelstein and his former spouse as determined in the table of Joint Life and Last Survivorship Expectancy in IRS Publication 590. Any payments that continue beyond 240 months are reduced to 50% of the full Monthly Benefit. For Mr. Pearce, involuntary termination at any time after a change in control results in the immediate payment of a lump sum cash payment of his full retirement benefit (i.e., his Monthly Benefit multiplied by 240),without any reduction for vesting or discounting. For Messrs. Pearce, Moen, and Nelson, the amount represents a lump sum cash payment equal to his full Monthly Benefit multiplied by 240, without present value discount and with full vesting granted.

(6)           Represents amounts payable by us to reimburse the NEOs for the amount of any excise taxes payable under Code Section 4999 in connection with the payments and benefits summarized in this table and the immediately preceding table. The gross-up amounts assume a 35% federal tax rate, 7.85% state tax rate and 1.45% payroll tax rate.

Voluntary Termination After Change in Control

Name	Enhanced/Accelerated Retirement Benefits (1) ($)	Tax Gross-Ups (2) ($)
Paul D. Finkelstein	22,996,598	11,921,734
Randy L. Pearce	4,095,374	0
Brent A. Moen	1,669,240	804,306
Gordon B. Nelson	4,242,050	1,795,711

(1)           For Mr. Finkelstein, who is retirement eligible, the amount shown represents the amount of a lump sum cash payment equal to his full Monthly Benefit (without any reduction for discounting and assuming annual 4% increases in the amount of that benefit) multiplied by the greater of (i) 240 or (ii) the joint life expectancy in months of Mr. Finkelstein and his former spouse as determined in the table of Joint Life and Last Survivorship Expectancy in IRS Publication 590. Any payments that continue beyond 240 months are reduced to 50% of the full Monthly Benefit. For Messrs. Pearce, Moen and Nelson, the amount represents a lump sum cash payment equal to his full Monthly Benefit multiplied by 240, without present value discount and with full vesting granted.

(2)           Represents amounts payable by us to reimburse the NEOs for the amount of any excise taxes payable under Code Section 4999 in connection with the payments and benefits summarized in this table and the prior table entitled “Change in Control.” The gross-up amounts assume a 35% federal tax rate, 7.85% state tax rate and 1.45% payroll tax rate.

2011 Director Compensation Table

Compensation of our directors is reviewed and determined by the Board on an annual basis, with consideration given to industry comparisons of directors’ compensation. A portion of director compensation will be linked to our stock performance in the form of stock options, SARs and restricted stock. Employee directors do not receive any cash or other compensation for their services as directors. The cash compensation for non-employee directors who serve during only a portion of a fiscal year is prorated.

The cash compensation for the fiscal year ended June 30, 2011, for each of our non-employee directors consisted of:

•      an annual retainer of $75,000 for service as a director, plus expenses; and

•      an annual retainer of $10,000 for serving as chairman of the Audit Committee.

In addition, we granted the following to each director:

•      7,000 shares of restricted stock, which vest ratably over 5 years.

The following table shows, for each of the non-employee directors, information concerning annual and long-term compensation earned for services in all capacities during the fiscal year ended June 30, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Rolf F. Bjelland	85,000	116,200	0	3,143	204,343
Joseph L. (“Joel”) Conner	65,625	233,590	0	1,826	301,041
Thomas L. Gregory (3)	37,500	266,413	0	812	304,725
Van Zandt Hawn	75,000	116,200	0	3,143	194,343
Susan S. Hoyt	75,000	116,200	0	3,143	194,343
David B. Kunin	75,000	116,200	0	3,143	194,343
Stephen E. Watson	75,000	116,200	0	3,002	194,202

(1)            Values expressed represent the aggregate grant date fair value of stock awards granted during fiscal 2011, as computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date. See Note 15 to our consolidated financial statements for the fiscal year ended June 30, 2011 for a description of the assumptions used in calculating these amounts.

(2)           Represents dividends paid on restricted stock awards.

(3)           In connection with Mr. Gregory’s retirement from the Board at the end of his term on the date of the 2010 annual meeting of shareholders, the Board approved the accelerated vesting of Mr. Gregory’s unvested restricted stock awards (13,190 shares), with the vesting occurring on the date of last year’s annual meeting, October 28, 2010. The Board’s decision to accelerate the vesting was based on Mr. Gregory’s long period of service, exceptional commitment and many contributions to the Company. The accelerated vesting of Mr. Gregory’s restricted stock awards resulted in compensation to Mr. Gregory during fiscal 2011 in the amount of $266,413 which amount is reflected in the Director Compensation Table for our year ending June 30, 2011.

The following table shows, for each of our non-employee directors, the aggregate number of stock and option awards outstanding as of June 30, 2011:

Name	Aggregate Stock Awards Outstanding as of 06/30/11 (#)	Aggregate Option Awards Outstanding as of 06/30/11 (#)
Rolf F. Bjelland	16,918	12,250
Joseph L. (“Joel”) Conner	14,112	0
Van Zandt Hawn	16,918	12,250
Susan S. Hoyt	16,918	12,250
David B. Kunin	16,918	12,250
Stephen E. Watson	16,606	7,000

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued under all of our stock-based compensation plans in effect as of June 30, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	2,140,778	$29.39	5,656,699	(2)
Equity compensation plans not approved by security holders	0		0
Total	2,140,778	$29.39	5,656,699

(1)           Includes stock options granted under the Regis Corporation 2000 Stock Option Plan as well as shares granted through stock options, stock appreciation rights and restricted stock units under the Long Term Plan. Information regarding the stock-based compensation plans is included in Notes 1 and 15 to the Consolidated Financial Statements.

(2)           The Company’s Long Term Plan provides for the issuance of a maximum of 6,750,000 shares of the Company’s common stock through stock options, stock appreciation rights, restricted stock, or restricted stock units. As of June 30, 2011, 862,094 unvested restricted stock shares were outstanding under the Long Term Plan, which are not reflected in this table. However, the remaining 4,208,724 common shares available for grant under the Long Term Plan (which are available for grant as restricted stock shares or units, as well as stock options or stock appreciation rights) are included in the number of securities remaining available for future issuance under equity compensation plans as disclosed in this table. As of June 30, 2011, there were also 1,140,442 and 307,533 common shares available for issuance under the Stock Purchase Plan and the Regis Corporation Franchise Contributory Stock Purchase Plan, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Such officers, directors and shareholders are required by the SEC’s regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of copies of reports filed with the SEC during the fiscal year ended June 30, 2011, all applicable Section 16(a) filing requirements were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Curtis Squire, Inc. (“CSI”), a Kunin family investment company, a majority of whose voting stock is owned by Myron Kunin, our former Vice Chairman and former member of our Board of Directors, rents certain artworks to us in return for which we compensate certain of our employees who devote time to CSI business and we furnish office space and equipment for use by CSI. The parties have agreed that the reasonable value of this arrangement to each party is $250,000 per year. Other reportable transactions in which we participated in fiscal year 2011 include the following: We paid $219,038 to Beautopia, LLC, which is owned by CSI and David Kunin, a member of our Board of Directors, for hair care products purchased in the ordinary course of business. We paid Timothy Kunin, a son of Myron Kunin and a brother of David Kunin, $306,994 for subscriptions to magazines for our salons. We have also paid $139,698 to Stylist Wear, Inc. for capes and towels purchased in the ordinary course of business.  Neil Finkelstein, a brother of Paul Finkelstein receives commissions from purchases made by the Company from Stylist Wear, Inc. We have verified that the cost of the magazine subscriptions, as well as the capes and towels is competitive with that charged by other providers of such items. We have purchased from the Northwestern Mutual Life Insurance Company certain life and disability insurance policies on the lives of certain of our employees and officers. We paid aggregate premiums of $3,346,398 for these insurance policies. Michael Finkelstein, a son of Paul Finkelstein, our Chairman and Chief Executive Officer, is a registered insurance agent and received commissions of $156,281 related to these insurance policies paid for by us. We have determined that the amounts paid for these insurance policies are competitive with amounts that would be paid for similar products from other companies.

Pursuant to the terms of the Audit Committee Charter, the Audit Committee is required to review and approve related party transactions with our General Counsel; however, we have not adopted formal policies or procedures for this review and approval process. Accordingly, while the Audit Committee reviewed and approved each of the transactions described above, no particular policies or procedures were followed in connection with such review and approval.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 30, 2011, the ownership of our Common Stock by each shareholder who is known by us to own beneficially more than 5% of our outstanding shares, by each director and director nominee, by each executive officer and former executive officer identified in the Summary Compensation Table, and by all current executive officers and directors as a group. Except as indicated below, the parties listed in the table have the sole voting and investment power with respect to the shares indicated. Unless otherwise indicated, the address for each person or entity named below is c/o Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439.

Name of Beneficial Owner or Identity of Group	Number of Shares Beneficially Owned(1)	Percent of Class
FMR LLC(2)	8,415,835	14.5%
BlackRock, Inc.(3)	4,784,779	8.3%
Dimensional Fund Advisors LP(4)	3,843,777	6.7%
Robeco Investment Management, Inc.(5)	3,757,849	6.5%
Franklin Resources, Inc.(6)	2,990,700	5.2%
Paul D. Finkelstein	230,901	*
Rolf F. Bjelland	47,767	*
Joseph L. (“Joel”) Conner	14,112	*
Van Zandt Hawn	36,151	*
Susan S. Hoyt	36,128	*
David B. Kunin	31,510	*
Michael J. Merriman	0	*
Stephen E. Watson	19,204	*
Randy L. Pearce	122,702	*
Brent A. Moen	20,945	*
Gordon B. Nelson	46,407	*
Mark Kartarik	45,717	*
Bruce Johnson	51,277	*
All current executive officers and directors as a group (thirteen persons)	772,150	1.34%

*              less than 1%

(1)           Includes the following shares not currently outstanding but deemed beneficially owned because of the right to acquire them pursuant to options exercisable within 60 days: 4,400 shares by Mr. Finkelstein; 1,240 shares by Mr. Pearce; 2,493 shares by Mr. Moen; 840 shares by Mr. Nelson; 840 shares by Mr. Kartarik (exercisable through September 28, 2011,which is 90 days after Mr. Kartarik’s termination date); and 840 shares by Mr. Johnson (exercisable through September 28, 2011, which is 90 days after Mr. Johnson’s termination date). Excludes shares not currently outstanding but subject to the right of acquisition pursuant to SARs exercisable within 60 days because the exercise prices for exercisable SAR awards exceeded the fair market value on August 30, 2011, and therefore any exercise of a SAR award would result in 0 shares being issued to the exercising executive or director.

(2)           Based on information in a Schedule 13G/A filed by FMR LLC on June 10, 2011. FMR LLC reported sole voting power over 0 shares, shared voting power over 0 shares, sole dispositive power over 8,415,835 shares and shared dispositive power over 0 shares. Includes 144,220 shares issuable upon conversion of convertible notes (based on a conversion rate of 64.6726 shares for each $1,000 principal amount of notes). The address for FMR LLC is 82 Devonshire Street, Boston, MA 02109. Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, is the beneficial owner of all shares as a result of acting as an investment adviser to various investment companies registered under the Investment Company Act of 1940. One investment company, Fidelity Small Cap Value Fund, owned 3,845,824 shares, or 6.7%. Edward C. Johnson 3d, the Chairman of FMR LLC, and FMR LLC each have the sole power to dispose of the 8,415,835 of the shares.

(3)           Based on information in a Schedule 13G/A filed by BlackRock, Inc. on February 28, 2011, BlackRock, Inc. reported sole voting power over 4,784,779 shares, shared voting power over 0 shares, sole dispositive power over 4,784,779 shares and shared dispositive power over 0 shares. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. BlackRock, Inc. is a parent holding company and holds the sole power to vote or dispose of shares held by its subsidiaries BlackRock Japan Co. Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock

Investment Management, LLC, BlackRock (Luxembourg) S.A., and BlackRock International Ltd (collectively, the “BlackRock Subsidiaries”). None of the BlackRock Subsidiaries own more than 5% of our outstanding shares of common stock.

(4)           Based on information in a Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) on February 11, 2011, Dimensional reported sole voting power over 3,754,195 shares, shared voting power over 0 shares, sole dispositive power over 3,843,777 shares and shared dispositive power over 0 shares. The address for Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(5)           Based on information in a Schedule 13G/A filed by Robeco Investment Management, Inc. (“Robeco”) on February 14, 2011. Robeco reported sole voting power over 1,671,137 shares, shared voting power over 37,690 shares, sole dispositive power over 3,757,849 shares and shared dispositive power over 0 shares. The address for Robeco is 909 Third Ave., New York, NY 10022. Robeco is the beneficial owner of all shares as a result of acting as an investment adviser.

(6)           Based on information in a Schedule 13G filed by Franklin Resources, Inc. (“Franklin”) on February 4, 2011, Franklin reported sole voting power over 2,876,700 shares, shared voting power over 0 shares, sole dispositive power over 2,990,700 shares and shared dispositive power over 0 shares. The address for Franklin is Palisades One Parker Plaza, Ninth Floor, Fort Lee, NJ 07024-2938.

ITEM 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP, certified public accountants and independent registered public accounting firm, as our independent registered public accounting firm for the fiscal year ending June 30, 2012. Although not required, the Board wishes to submit the selection of PricewaterhouseCoopers LLP for shareholders’ ratification at the annual meeting. If the shareholders do not so ratify, the Audit Committee will reconsider its selection.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire, and are expected to be available to respond to appropriate questions.

Upon the recommendation of the Audit Committee of the Board, the Board unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP.

Audit Fees

Aggregate audit fees billed for professional services rendered by PricewaterhouseCoopers LLP were $2,300,200 for the year ended June 30, 2011, and $2,041,184 for the year ended June 30, 2010. Such fees were primarily for professional services rendered for the audits of our consolidated financial statements as of and for the years ended June 30, 2011 and 2010, limited reviews of our unaudited condensed consolidated interim financial statements, statutory audits of certain of our subsidiaries, and accounting consultations required to perform an audit in accordance with generally accepted auditing standards.

Audit-Related Fees

Aggregate audit-related fees billed for professional services rendered by PricewaterhouseCoopers LLP were $154,178 for the year ended June 30, 2011 and $223,050 for the year ended June 30, 2010. The audit related fees as of the years ended June 30, 2011 and 2010, were for assurance and related services related to employee benefit plan and advertising funds audits, and discussions concerning financial accounting and reporting standards.  The audit related fees for the year ended June 30, 2011 also included services for the exploration of strategic alternatives.

Tax Fees

Aggregate income tax compliance and related services fees billed for professional services rendered by PricewaterhouseCoopers LLP were $1,454,636 for the year ended June 30, 2011 and $1,369,063 for the year ended June 30, 2010. The tax fees for the years ended June 30, 2011 and 2010 were for tax compliance, consulting and planning-related professional services.

All Other Fees

In addition to the fees described above, aggregate fees of $1,800 and $1,500 were billed by PricewaterhouseCoopers LLP during the years ended June 30, 2011 and 2010, respectively, for fees related to a research tool that we access through PricewaterhouseCoopers LLP.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has approved the engagement of PricewaterhouseCoopers LLP to perform auditing services for the current fiscal year ending June 30, 2012, based upon an engagement letter submitted by PricewaterhouseCoopers. In accordance with Company policy, any additional audit or non-audit services must be approved in advance. All of the professional services provided by PricewaterhouseCoopers LLP during the years ended June 30, 2011, and June 30, 2010, were approved or pre-approved in accordance with policies of our Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee reports to and assists the Board in providing oversight of the financial management, independent auditors and financial reporting procedures of Regis. Each member of the Audit Committee is “independent” within the meaning of applicable NYSE listing standards. The Audit Committee has adopted a written charter describing its functions, which has been approved by the Board.

Our management is responsible for preparing our financial statements and the overall reporting process, including our system of internal controls. Our independent auditors, PricewaterhouseCoopers LLP, are responsible for auditing the financial statements and our system of internal controls over financial reporting and expressing opinions thereon.

In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by the applicable rules of the Public Company Accounting Oversight Board (PCAOB).

In addition, the Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

The Committee discussed with our independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2011, for filing with the SEC. The Committee also has recommended to the Board the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012.

Rolf F. Bjelland, Chair Joseph L. (“Joel”) Conner Van Zandt Hawn Stephen Watson Members of the Audit Committee

ITEM 3

APPROVAL OF ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are providing shareholders with the opportunity to vote at the Annual Meeting on the following advisory resolution regarding the compensation of our Named Executive Officers as described in this Proxy Statement (commonly referred to as “Say-on-Pay”):

“RESOLVED, that the shareholders of Regis Corporation approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers as disclosed in the “Compensation Discussion and Analysis” section, and compensation tables and narrative discussion contained in the “Executive Compensation” section in this Proxy Statement.”

Our executive compensation programs are based on our belief that attracting, retaining and motivating talented executives is critical to the maintenance of our competitive advantage in the haircare industry and to the achievement of the business goals set by the Board.  Accordingly, our executive compensation programs are designed to reward executives for achievement of our pre-determined financial and business goals, while also aligning our executives’ interests with those of our shareholders.  We believe that we best achieve these goals by providing our executives with a mix of compensation elements that incorporate cash and equity, as well as short-term and long-term components, and that are tied to our business goals, all as described above in the Compensation Discussion and Analysis section (CD&A) of this Proxy Statement.

For a comprehensive description of our executive compensation program, philosophy and objectives, including the specific elements of executive compensation that comprised the program in fiscal 2011, please refer to the CD&A, as well as the Summary Compensation Table and other executive compensation tables (and accompanying narrative disclosures) that follow the CD&A, beginning on page     .

This advisory vote will not affect any compensation already paid or awarded to our NEOs and will not be binding on the Board or the Compensation Committee.  However, the Compensation Committee will review and carefully consider the outcome of the vote.  If there are a significant number of negative votes, the Compensation Committee will seek to understand the concerns that influenced the vote and consider them in making future executive compensation decisions.

Upon recommendation of the Compensation Committee of the Board, the Board unanimously recommends a vote FOR the approval of the compensation of our Named Executive Officers.

ITEM 4

SELECTION OF ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

We are providing our shareholders with an opportunity to select, on an advisory basis, the frequency of future advisory votes on the compensation of our NEOs (commonly referred to as “Say-on-Pay Frequency”). Shareholders may vote to recommend that future advisory Say-on-Pay votes be held every year, every two years or every three years, or abstain from voting on this matter entirely. After careful consideration of the various supporting arguments, as well as the advantages and disadvantages of each frequency alternative, the Board currently believes that submitting future advisory votes on the compensation of our NEOs to our shareholders every year is appropriate.  The Board’s current position is based primarily on the following factors:

•                  compensation decisions are made annually, and shareholders should have an opportunity to vote on such decisions on a real-time basis;

•                  executive compensation is an important aspect of corporate governance on which shareholders should have a regular opportunity to share their views; and

•                  an annual Say-on-Pay vote provides the highest level of accountability and direct communication with our shareholders on this important corporate governance topic.

The advisory vote on the frequency of future advisory votes on executive compensation will not be binding on the Board or the Nominating and Corporate Governance Committee.  However, the Board will review and carefully consider the outcome of the vote when selecting the frequency for holding future advisory votes on the compensation of our NEOs.

Upon recommendation of the Nominating and Corporate Governance Committee, the Board unanimously recommends a vote for “1 YEAR” as the frequency of future advisory votes on executive compensation.

PROPOSALS OF SHAREHOLDERS

Shareholders who intend to present proposals and director nominees at the 2012 Annual Meeting, and who wish to have such proposals included in our Proxy Statement for the 2012 Annual Meeting, must be certain that such proposals are received by our Corporate Secretary, 7201 Metro Boulevard, Edina, Minnesota 55439, not later than                                   . Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the Proxy Statement for our 2012 Annual Meeting.

For any proposal that is not submitted for inclusion in our 2012 Proxy Statement, but is instead sought to be presented directly at the 2012 Annual Meeting, we must receive notice of such proposal not later than                                    and not earlier than                                   , provided that in the event that the date of the 2012 Annual Meeting is more than 30 days before or more than 70 days after the anniversary date of the 2011 Annual Meeting, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to the 2012 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2012 Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us. Notices of intention to present proposals at our 2012 Annual Meeting should be addressed to our Secretary, 7201 Metro Boulevard, Edina, Minnesota 55439.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

Our Annual Report to Shareholders and Form 10-K, including financial statements for the year ended June 30, 2011, is available on our website at www.regiscorp.com. If requested, we will provide shareholders with copies of any exhibits to the Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. Such requests should be directed to Eric A. Bakken, our Secretary, at our address stated herein.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on                                   .

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

GENERAL

The Board knows of no other matter to be acted upon at the meeting. However, if any other matter is properly brought before the meeting, the shares covered by your proxy will be voted thereon in accordance with the best judgment of the persons acting under such proxy.

Your vote is very important no matter how many shares you own.  You are urged to read this Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy:

•                  By telephone or through the Internet in accordance with the instructions on the enclosed GOLD proxy card, or

•                  By signing, dating and returning the enclosed GOLD proxy card in the postage-paid envelope.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

Stockholders May Call Toll-Free: (877) 750-5837

Banks and Brokers May Call Collect: (212) 750-5833

By Order of the Board

Eric A. Bakken Secretary

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Regis Corporation common stock for the upcoming Annual Meeting of Shareholders.

PLEASE REVIEW THE PROXY STATEMENT

AND VOTE TODAY IN ONE OF THREE WAYS:

1.     Vote by Telephone – Please call toll-free in the U.S. or Canada at 1-866-214-3793, on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1348.  Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR

2.     Vote by Internet – Please access https://www.proxyvotenow.com/rgs, and follow the simple instructions.  Please note you must type an “s” after http.  You will be required to provide the unique control number printed below.

You may vote by telephone or Internet 24 hours a day, 7 days a week.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a GOLD proxy card.

OR

3.     Vote by Mail – If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Regis Corporation, c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

The Board of Directors recommends that you vote FOR each of the following director nominees:

1.  ELECTION OF DIRECTORS.

Nominees:	(01) Rolf F. Bjelland
(02) Joseph L. Conner
(03) Paul D. Finkelstein
(04) Van Zandt Hawn
(05) Susan S. Hoyt
(06) Michael J. Merriman
(07) Stephen E. Watson

FOR ALL ☐                          WITHHOLD FOR ALL ☐                          FOR ALL EXCEPT ☐

INSTRUCTIONS:  To withhold authority to vote for any individual nominee(s), mark the “For All Except” box above and write the number(s) of the excepted nominee(s) in the space provided:

The Board of Directors recommends you vote FOR the following proposals:

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

3. Approval of an advisory vote on the compensation of our named executive officers (a “Say-on-Pay Vote”).
	FOR	AGAINST	ABSTAIN
	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:
4. An advisory vote on the frequency of future Say-on-Pay Votes.
	1 YEAR	2 YEARS	3 YEARS	ABSTAIN
	☐	☐	☐	☐

NOTE: The proxies are authorized to vote, in their discretion, on any other matters as may properly come before the annual meeting.

Date: , 2011
Signature
Signature (if held jointly)
Title(s)

NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

PRELIMINARY PROXY CARD
SUBJECT TO COMPLETION

PLEASE VOTE TODAY!

SEE REVERSE

SIDE FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

[PRELIMINARY PROXY – SUBJECT TO COMPLETION]

GOLD PROXY

REGIS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS –               , 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Paul Finkelstein and Eric Bakken, and either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote as directed on the reverse side of this proxy card all of the shares of the Common Stock of Regis Corporation (the “Company”) which the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on                     , 2011, and at any adjournments or postponements thereof.

This proxy will be voted as directed herein. If no direction is given, this proxy will be voted FOR each of the director nominees and each of proposals 2 and 3, will be voted 1 YEAR on proposal 4, and will be voted in the discretion of the proxies on any other matters as may properly come before the annual meeting and any adjournments or postponements thereof. This proxy revokes any previously executed proxy with respect to all proposals.

YOUR VOTE IS VERY IMPORTANT—PLEASE VOTE TODAY.

(Continued, and to be signed and dated on the other side)